Exhibit 10.3

Share Purchase Agreement

Between:	(1)

TiGenix NV, a company organised and existing under the laws of Belgium, having its registered office at Romeinse Straat 12, box 2, 3001 Heverlee (Leuven), Belgium, registered with the Register of Legal Entities (Leuven) under number 0471.340.123,

		represented for the purposes of this Agreement by Mr. Eduardo Bravo, CEO and attorney-in-fact,

		hereinafter referred to as the “Seller”;

And:	(2)

PharmaCell B.V., a company organised and existing under the laws of the Netherlands, having its registered office at Oxfordlaan 70, 6229EV Maastricht, the Netherlands, registered with the Commercial Register (KvK) under number 14083599,

		represented for the purposes of this Agreement by Mr. A.A.A.M. Vos, CEO and attorney-in-fact,

		hereinafter referred to as the “Purchaser”.

The parties referred to above under (1) and (2) are individually also referred to as a “Party” and jointly as the “Parties”.

Whereas:

(A)                            The Seller owns 18,000 shares in TiGenix B.V., a company organised and existing under the laws of the Netherlands, having its registered office at Urmonderbaan 20b, 6167RD Geleen, the Netherlands, registered with the Commercial Register (KvK) under number 14121664 (hereinafter referred to as the “Target Company”).

(B)                            The Seller’s shareholding in the Target Company represents 100% of the share capital of the Target Company.

(C)                            On [***], the Purchaser entered into a confidentiality agreement with the Seller (the “Confidentiality Agreement”).

(D)                            The Purchaser and its representatives have been provided with and had access to extensive information on the Target Company and its business and have performed an extensive analysis and due diligence investigation (including but not limited to access to the Data Room (as defined below), site visits and Q&A) of the Target Company and its business covering, among other things, financial, real estate, environmental, regulatory, commercial, contract, technical, IT, HR, pensions, tax and legal matters. All written information and documents provided to the Purchaser have been included in the Data Room. Attached as Schedule (D) is a copy of the Data Room index setting out all such written information and documents which were made available to the Purchaser. For the

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

purposes of its analysis and due diligence the Purchaser has had the opportunity to submit further questions to and receive answers from the Seller and the management of the Seller and the Target Company in any matter it deemed proper or necessary in view of entering into the Transaction (as defined below).

(E)                             On [***], the Parties signed a term sheet in relation to the Transaction (as defined below) (the “Term Sheet”).

(F)                              The Seller wishes to sell to the Purchaser and the Purchaser wishes to purchase from the Seller all 18,000 shares in the Target Company, upon the terms and subject to the conditions set forth in this Agreement.

It is agreed as follows:

1                                      Definitions and Interpretation

1.1                            Definitions

1.1.1                   For the purposes of this Agreement and in addition to the terms defined elsewhere in this Agreement (including in the Recitals and the Schedules), the following terms shall have the meanings specified or referred to in this Clause 1.1.1:

“Adjustment Documents” has the meaning as set forth in Clause 3.2.6.

“Affiliated Company” or “Affiliate” means with reference to a person or entity, any entity that such person or entity directly or indirectly controls, is controlled by or is under common control with such person and if such person is an individual, any member of the immediate family (including parents, spouse and children) of such individual. For the purposes of this definition, a person or entity shall be deemed to “control” a company if such person or entity holds (directly or indirectly) the majority of the voting shares attached to the issued share capital of said company or otherwise has the right to appoint or dismiss the majority of the directors of said company.

“Agreement” means this Share Purchase Agreement.

“Annual Accounts” means each of the Annual Accounts 2012 and, if available on or prior to the Closing Date, the Annual Accounts 2013.

“Annual Accounts 2012” means the annual accounts of the Target Company for the financial year ending 31 December 2012.

“Annual Accounts 2013” means the annual accounts of the Target Company for the financial year ending 31 December 2013.

“Authority” means the Ministry of Public Health, Welfare and Sports (Ministerie van Volksgezondheid, Welzijn en Sport), acting through the “CIBG”.

“Bank Guarantee Date” means the date 6 months prior to the third (3rd) anniversary of the Closing Date.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

“Breach of Representations” means, in respect of any Representations, that the facts stated therein are not true or accurate.

“Business Day” means any day of the week except a Saturday, Sunday or any public holiday in Belgium or the Netherlands.

“CAPEX Program” means the capital expenditure (if any) related to the Target Company’s facility in Sittard-Geleen as may be required for obtaining the GMP License Extension.

“Claim” means any claim of the Purchaser under Clause 11.

“Closing” means the transfer of ownership of the Shares and completion of the Seller’s Closing Obligations and the Purchaser’s Closing Obligations pursuant to Clauses 5.2 and 5.3, respectively.

“Closing Accounts” has the meaning set forth in Clause 3.2.4.

“Closing Date” means the date on which the Closing shall take place pursuant to Clause 5.1.

“Closing Date CAPEX Amount” means the amount spent by the Target Company as per the Closing Date on the CAPEX Program, as finally determined in accordance with Clause 3.2, whereby an amount relating to the CAPEX Program shall be deemed spent if such amount has been paid or if such amount has been booked or provided for in the Closing Accounts.

“Closing Date Intra-group Indebtedness Amount” means the amount calculated in accordance with Schedule 1.1.1 (i) on the basis of the relevant G/L Code items as set forth in the Closing Accounts, as finally determined in accordance with Clause 3.2.

“Closing Date Working Capital Amount” means the amount calculated in accordance with Schedule 1.1.1 (ii) on the basis of the relevant G/L Code items as set forth in the Closing Accounts, as finally determined in accordance with Clause 3.2.

“Closing Obligations” means the Seller’s Closing Obligations and the Purchaser’s Closing Obligations as set forth in Clauses 5.2 and 5.3 respectively.

“CMO Contract” means the ChondroCelect manufacturing and supply agreement to be entered into between the Parties and the Target Company on the Closing Date, substantially in the form of the draft attached as Schedule 1.1.1(iii).

“Confidentiality Agreement” has the meaning set forth in recital (C).

“Debt/WC Statements” has the meaning as set forth in Clause 3.2.6.

“Deposit Agreement” has the meaning set forth in Clause 6.2.2.

“Data Room” means the electronic data room established by the Seller. The index of the Data Room as per the date of this Agreement is attached as Schedule (D). On the Closing Date, each Party shall receive a copy of a DVD containing a copy

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

of the documents available in the Data Room (including any documents added in accordance with Clauses 7.9 or 10.3.2). A copy of this DVD will be deposited with a Belgian notary for a term of six years in accordance with the Deposit Agreement.

“Dutch Notary” means Mr Bartholomeus Johannes Kuck, civil law notary in Amsterdam, the Netherlands, or his deputy or successor, of Linklaters LLP in Amsterdam, Seller’s lawyers.

“Encumbrance” means any mortgage, charge, pledge, lien, hypothecation, security interest, title retention or any other agreement or arrangement the effect of which is the creation of security or any other encumbrance of any kind, or any agreement or arrangement to create any of the same, in each case other than those provided for by applicable law.

“First Tranche” has the meaning set forth in Clause 3.3.1.

“GMP License Extension” has the meaning set forth in Clause 4.1.

“Indemnities” has the meaning set forth in Clause 11.5.1.

“Independent Expert” has the meaning set forth in Clause 3.2.12.

“Loss” means (subject to Clause 11.1) any damage, loss, undertaking, liability, penalty or payment incurred, borne or made by the relevant legal entity or individual.

“Notice of Objection” has the meaning set forth in Clause 3.2.8.

“Parties” means the Seller and the Purchaser (each of them being referred to individually as a “Party”).

“Price Adjustment Amount” has the meaning set forth in Clause 3.2.1.

“Purchase Price” means the aggregate price for the Shares as defined in Clause 3.1.

“Purchaser’s Closing Obligations” means the obligations to be fulfilled by the Purchaser on the Closing Date, as set out in Clause 5.3.

“Purchaser’s Representations” means the representations made by the Purchaser to the Seller pursuant to Schedule 9.

“Representations” means the representations made by the Seller to the Purchaser pursuant to Schedule 10.

“Second Tranche” has the meaning set forth in Clause 3.3.2.

“Seller’s Closing Obligations” means the obligations to be fulfilled by the Seller on the Closing Date, as set out in Clause 5.2.

“Shares” means the 18,000 shares in the Target Company, numbered from 1 to 18,000, representing 100% of the issued share capital of the Target Company, which are being sold by the Seller to the Purchaser under this Agreement.

“Target Company” means TiGenix B.V., as further defined in recital (A).

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

“Taxes” means (and “Taxation” refers to) all taxes, however denominated, including any interest, penalties, additions to tax or additional taxes that may become payable in respect thereof, which taxes shall include, without limiting the generality of the foregoing, all income taxes, registration taxes, real estate and personal property taxes, VAT, “parafiscal” charges, customs duties, withholding taxes, environmental taxes, local taxes and social security contributions (i.e. employees’ and national insurance contributions paid on behalf of any employee or former employee) .

“Tax Return Period” means any taxable period, including any accounting period and any period in respect of which a Tax return is required to be submitted to any Tax Authority in connection with the assessment of a company’s liability to Tax.

“Term Sheet” has the meaning set forth in recital (E).

“Third Party Claim” has the meaning set out in Clause 13.2.1.

“TiGenix Group” means the Seller and its subsidiaries (excluding the Target Company as from the Closing).

“Transaction” means (i) the sale of the Shares by the Seller to the Purchaser and the corresponding purchase of the Shares by the Purchaser from the Seller, subject to the terms and conditions of this Agreement and (ii) the entry into by the Parties and the Target Company of the CMO Agreement.

“Transfer Deed” has the meaning set out in Clause 5.2.2;

“VAT” means, within the European Union, such Taxation as may be levied in accordance with (but subject to derogations from) Directive 2006/112/EC and, outside the European Union, any Taxation levied by reference to added value or sales.

“Verification Period” has the meaning set forth in Clause 3.2.8.

1.1.2                   For all purposes under this Agreement, except for the purpose of Clauses 1.1.3, a legal entity (including any of the Parties as applicable) shall be deemed to have knowledge of a particular fact if any of the directors, executive officers or other executives of the legal entity has knowledge of that fact.

1.1.3                   Whenever a Representation is made “to the Seller’s knowledge” or is qualified by any similar expression, it is agreed that such a Representation is made by the Seller only on the basis of the facts of which the persons whose names are set out in Schedule 1.1.3 have actual knowledge at the date of this Agreement.

1.2                            Interpretation

1.2.1                   The titles and headings included in this Agreement are for convenience only and shall not be taken into account in the interpretation of the provisions of this Agreement.

1.2.2                   The Schedules to this Agreement form an integral part hereof and any reference to this Agreement includes the Schedules and vice versa.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

1.2.3                   The original version of this Agreement has been drafted in English. Should this Agreement be translated into Dutch or any other language, the English version shall prevail among the Parties to the fullest extent permitted by the laws of the Netherlands, provided, however, that whenever Dutch translations of certain words or expressions are contained in the original English version of this Agreement, such translations shall be conclusive in determining the Dutch legal concept(s) to which the Parties intended to refer.

1.2.4                   Unless a contrary indication appears, references to the “Netherlands” or “Dutch” refer to the European part of the Netherlands only. References to any Dutch legal term shall, in respect of any jurisdiction other than the Netherlands, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.2.5                   When using the expressions “shall use its best efforts” or “shall use its best endeavours” (or any similar expression or any derivation thereof) in this Agreement, the Parties intend to refer to the Dutch legal concept of “inspanningsverplichting”.

1.2.6                   The words “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular clause, paragraph or other subdivision.

1.2.7                   The words “include”, “includes”, “including” and all forms and derivations thereof shall mean including but not limited to.

1.2.8                   Words denoting the singular shall include the plural and vice versa, unless otherwise defined in this Agreement. Words denoting one gender shall include the other gender.

1.2.9                   All periods of time set out in this Agreement shall be calculated from midnight to midnight. They shall start on the day following the day on which the event triggering the relevant period of time has occurred. The expiration date shall be included in the period of time. If the expiration date is a Saturday, a Sunday or a public holiday in Belgium or the Netherlands, the expiration date shall be postponed until the next Business Day. Unless otherwise provided herein, all periods of time shall be calculated in calendar days. All periods of time consisting of a number of months (or years) shall be calculated from the day in the month (or year) when the triggering event has occurred until the eve of the same day in the following month(s) (or year(s)).

1.2.10            Unless otherwise provided herein, all references to a fixed time of a day shall mean Central European Time (CET).

2                                      Sale and Purchase

2.1                            The Shares

2.1.1                   Subject to the terms and conditions of this Agreement (including in particular the conditions precedent set out in Clause 4.1), the Seller hereby sells the Shares to

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

the Purchaser and the Purchaser hereby purchases all of the Shares from the Seller.

2.1.2                   The ownership of the Shares shall be transferred to the Purchaser on the Closing Date against payment of the First Tranche in accordance with Clause 3.3.1.

2.1.3                   On the Closing Date, the Purchaser shall acquire the Shares free and clear of all pledges, security interests, usufructs, options, or any other third party rights or encumbrances of any kind.

2.1.4                   The sale contemplated hereunder is indivisible and shall be valid only if it applies to all of the Shares. No partial enforcement of this Agreement shall be allowed.

2.1.5                   The Shares shall be sold together with all rights attaching thereto, including the right to the full amount of all dividends which might be allocated to the Shares in respect of the current financial year (which started on 1 January 2013).

3                                      Purchase Price

3.1                            Aggregate Amount of the Purchase Price

3.1.1                   The aggregate amount of the purchase price for the Shares shall be four million and two hundred fifty thousand euro (EUR 4,250,000) (the “Purchase Price”), payable by the Purchaser in two tranches in accordance with Clause 3.3.

3.1.2                   The Purchase Price shall be adjusted pursuant to the price adjustment procedure set out in Clause 3.2.

3.2                            Post-Closing Purchase Price Adjustment

3.2.1                   Without prejudice to Clause 3.2.2, the Purchase Price shall be adjusted after the Closing Date on a euro-per-euro basis by an amount that shall be the result of applying the following formula (the “Price Adjustment Amount”):

(i)                                the amount, if any, by which the Closing Date Intra-group Indebtedness falls short of EUR 0.00;

minus

(ii)                             the amount, if any, by which the Closing Date Intra-group Indebtedness exceeds EUR 0.00;

plus

(iii)                          the amount, if any, by which the Closing Date Working Capital exceeds EUR 0.00;

minus

(iv)                         the amount, if any, by which the Closing Date Working Capital falls short of EUR 0.00;

plus

(v)                              the Closing Date CAPEX Amount, if any.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

3.2.2                   The Price Adjustment Amount shall be determined by the Parties or, as the case may be, by the Independent Expert in accordance with the procedure set out in this Clause 3.2, provided that if the Price Adjustment Amount is a positive number it shall for the purpose of this Agreement never exceed (and, as the case may be, be limited to) the sum of [***] euro (EUR [***]) plus the Closing Date CAPEX Amount.

3.2.3                   If the Price Adjustment Amount is a positive number, the Purchase Price shall be adjusted upwards by such amount. If the Price Adjustment Amount is a negative number, the Purchase Price shall be adjusted downwards by such amount.

3.2.4                   Closing Accounts. The Seller shall prepare and deliver prior to, on or within twenty (20) Business Days after the Closing Date, to the Purchaser draft accounts of the Target Company, with the Closing Date as reporting date, drawn up in accordance with Clause 3.2.5 (the “Closing Accounts”).

3.2.5                   The Closing Accounts shall be prepared in the following order of priority (1st priority appearing first):

(i)                                in a manner consistent with the Annual Accounts;

(ii)                             by applying the valuation rules (including the rules and practices on the level of provisions) of the Target Company attached as Schedule 3.2.5(ii); and

(iii)                          by applying Dutch generally accepted accounting principles and Dutch laws and regulations, applied on a basis consistent with the Annual Accounts.

For the sake of clarity the Parties stipulate that, in case of a conflict between any of the requirements set out above in this Clause 3.2.5, the requirement with a higher priority shall take precedence over a requirement with a lower priority (according to the aforementioned ranking).

The Closing Accounts shall be prepared in the format set forth in Schedule 3.2.5.

3.2.6                   Debt/WC Statements. Concurrently with establishing the Closing Accounts, the Seller shall prepare statements derived from the Closing Accounts showing the Closing Date Intra-group Indebtedness, the Closing Date Working Capital Amount and the Closing Date CAPEX Amount (these statements herein collectively referred to as the “Debt/WC Statements”). Together with the Closing Accounts, the Seller shall deliver to the Purchaser the Debt/WC Statements and a calculation of the Price Adjustment Amount (all three elements together referred to as the “Adjustment Documents”).

3.2.7                   Co-operation and access to information. As of the Closing, the Purchaser shall instruct and cause the management of the Target Company to fully co-operate with the Seller and its advisors and to provide reasonable access during normal business hours to the employees of the Target Company and to the accounts and other financial information of the Target Company as the Seller may reasonably request to enable it to prepare the Closing Accounts and the Debt/WC Statements and to determine the Price Adjustment Amount, and to verify, assess and comment

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

on any objections made by the Purchaser in the framework of the procedures set out in the following Clauses.

3.2.8                   Verification by the Purchaser. The Purchaser shall within twenty (20) Business Days after the delivery to the Purchaser of the Adjustment Documents (the “Verification Period”), cause such verification as the Purchaser shall deem useful to be performed with respect to the Adjustment Documents, at the Purchaser sole expense. On the basis of that review, the Purchaser may during a five (5) Business Days period following the Verification Period propose to the Seller in writing (the “Notice of Objection”) such adjustments, if any, as shall in the Purchaser judgement be required to determine the Closing Accounts, Debt/WC Statements and the Price Adjustment Amount, if any, in accordance with the rules set out in this Clause 3.2. The Notice of Objection shall contain a statement of the basis of the Purchaser’s objection.

3.2.9                   If within five (5) Business Days following the Verification Period the Purchaser has not given the Seller a Notice of Objection, then the Purchaser shall be deemed to agree with the Price Adjustment Amount as shown in the Adjustment Documents and that amount shall constitute the final and binding Price Adjustment Amount for the purposes of this Clause 3.2.

3.2.10            If the Purchaser has given the Seller a Notice of Objection in accordance with Clause 3.2.8, the Parties shall attempt to resolve the disputed issues and to agree on the Closing Accounts and the Debt/WC Statements (and the calculation of the corresponding Price Adjustment Amount, if any), in which case the Price Adjustment Amount, if any, so agreed between the Parties shall constitute the final and binding Price Adjustment Amount for the purposes of this Clause 3.2.

3.2.11            Without prejudice to Clause 12.6, the absence of any Notice of Objection or, as the case may be, the agreement between the Seller and the Purchaser on any objections in accordance with Clause 3.2.10 shall not constitute a waiver of any condition based on the accuracy of any Representation.

3.2.12            Any objections upon which the Seller and the Purchaser do not reach an agreement in accordance with Clause 3.2.10 above within fifteen (15) Business Days from delivery of the notification of the Notice of Objection, shall be decided upon by a written opinion of [***] acting as independent expert (such person or, as the case may be, the expert appointed as its replacement, is referred to hereinafter as the “Independent Expert”). The disputed issues may be submitted by either the Seller or the Purchaser, for resolution by written notice to the Independent Expert and the Purchaser or the Seller, respectively.

If the Independent Expert should (for whatever reason) not be available for rendering such opinion, the Seller and the Purchaser shall agree upon another expert within ten (10) Business Days after they have become aware of the Independent Expert’s unavailability. The other expert shall (a) be an auditor from a major international audit firm, (b) declare in writing that he and his team members have not worked on matters for or against any of the Parties (or their Affiliates) or the Target Company in a way that would prohibit him to perform his expert mandate

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

in an independent manner and in compliance with applicable professional rules and that he and his firm have put in place adequate information barriers or other measures to protect the Parties’ and the Target Company’s confidential information that he and his team members may receive during their intervention, and (c) be sufficiently available to render his opinion on short term. If the Seller and the Purchaser do not agree on another expert within this time period, then such other expert shall be appointed by the President of the Institute of Chartered Accountants in the Netherlands (Nederlandse Beroepsorganisatie van Accountants) upon application of either the Seller or the Purchaser.

The rules, policies, standards, methods and other criteria agreed to be applicable in accordance with Clause 3.2.5 shall also apply to the Independent Expert’s opinion. The Independent Expert shall only determine issues that are disputed between the Purchaser and the Seller.

Each of the Parties shall (and the Purchaser shall procure that the Target Company shall) fully cooperate with the Independent Expert and shall provide the Independent Expert reasonable access to their respective books, records, working papers and other documents and data as the Independent Expert may reasonably request for the performance of his assignment.

The Independent Expert shall give the Seller and the Purchaser a reasonable opportunity to make written or oral statements in respect of the objections of the Purchaser or, as the case may be, the Seller and shall send copies of such statements to the Purchaser and the Seller, respectively. The Independent Expert shall give the Seller and the Purchaser the opportunity to be present and/or send representatives when oral statements in respect of objections are made.

Any balance sheet assessments or valuations determined in the Independent Expert’s opinion within the scope of the Independent Expert’s mandate shall be incorporated into the Closing Accounts. The Independent Expert shall determine the amount of the Closing Date Intra-group Indebtedness; the Closing Date Working Capital and the Closing Date CAPEX Amount (and the corresponding Price Adjustment Amount, if any), based on the disputed issues and the undisputed parts of the Closing Accounts and Debt/WC Statements, and shall notify the Purchaser and the Seller of its decision (it being understood that such notice shall include a statement of the basis of the Independent Expert’s decision) within twenty (20) Business Days after the date on which the disputed issues have first been submitted to the Independent Expert (or, as the case may be, within twenty (20) Business Days after the date of appointment of the replacement Independent Expert). The Closing Accounts, the Debt/WC Statements and the amounts of the Closing Date Intra-group Indebtedness; the Closing Date Working Capital; and the Closing Date CAPEX Amount (and the corresponding Price Adjustment Amount, if any), in each case as determined by the Independent Expert, shall in the absence of fraud or manifest error be final and binding upon the Parties (in accordance with section 7:900 et seq. of the Dutch Civil Code) and shall constitute the Closing Date Intra-group Indebtedness; the Closing Date Working Capital and the Closing Date CAPEX Amount for the purposes of this Clause 3.2. The notice of the Independent

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Expert shall also state the Price Adjustment Amount, if any, which shall be equally final and binding upon the Parties.

The Parties shall each bear fifty percent (50%) of the Independent Expert’s fees and expenses and shall each bear their own costs and the costs of their advisers and counsel.

3.2.13            The Price Adjustment Amount shall bear interest at the rate equal to two percent (2%) per year, calculated on the basis of a year of 365 days, commencing as from (and including) the Closing Date up to (and excluding) the date of payment.

3.3                            Payment of the Purchase Price

3.3.1                   Subject to the terms of this Agreement (including in particular the conditions precedent set out in Clause 4.1), the Purchaser shall pay on the Closing Date an amount equal to three million and five hundred thousand euro (EUR 3,500,000) (the “First Tranche”) to the Seller by wire transfer of immediately available funds to the following third party account (“derdengeldenrekening”) of the Dutch Notary:

•                                       Bank: [***]

•                                       Account name:[***]

•                                       IBAN: [***]

•                                       BIC: [***]

3.3.2                   Without prejudice to Clause 3.4.2, the Purchaser shall pay on the first Business Day following the date of the third (3rd) anniversary of the Closing Date the remainder of the Purchase Price, i.e. an amount equal to seven hundred fifty thousand euro (EUR 750,000) (the “Second Tranche”) to the Seller by wire transfer of immediately available funds to the following bank account or any other bank account notified by the Seller to the Purchaser for such purposes:

•                                       Bank: [***]

•                                       IBAN: [***]

•                                       BIC: [***]

3.3.3                   Payment of the Price Adjustment Amount

(i)                                  If the Purchase Price is adjusted upwards, the Purchaser shall pay the Price Adjustment Amount, together with any interest thereon, to the Seller on the fifth (5th) Business Day after the final determination of the Purchase Price Amount in accordance with Clause 3.2, by wire transfer of immediately available funds to the Seller’s bank account referred to in Clause 3.3.2 or any other bank account notified by the Seller to the Purchaser for such purposes.

(ii)                               If the Purchase Price is adjusted downwards, the Seller shall pay the Price Adjustment Amount, together with any interest thereon, to the Purchaser on the fifth (5th) Business Day after the final determination of the Purchase

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Price Amount in accordance with Clause 3.2, by wire transfer of immediately available funds to the following bank account or any other account notified by the Purchaser to the Seller for such purposes:

•                                Bank: [***]

•                                IBAN: [***]

•                                BIC: [***]

3.4                            Bank guarantee

3.4.1                   The Purchaser shall cause a top tier Dutch or Belgian credit institution to issue prior to or on the Bank Guarantee Date an irrevocable and unconditional bank guarantee in an amount of seven hundred fifty thousand euro (EUR 750,000), which is on first demand as of the third (3rd) anniversary of the Closing Date and expires three (3) months after the third anniversary of the Closing Date to the benefit of the Seller, securing the Purchaser’s obligation to pay the Second Tranche of the Purchase Price in accordance with Clause 3.3.2 of this Agreement.

3.4.2                   In case the Purchaser fails to obtain the bank guarantee by the Bank Guarantee Date in accordance with Clause 3.4.1, the Second Tranche of the Purchase Price shall on the Bank Guarantee Date automatically become due and payable by the Purchaser to the Seller by wire transfer of immediately available funds to the Seller’s bank account referred to in Clause 3.3.2 or any other bank account notified by the Seller to the Purchaser for such purposes.

4                                      Conditions Precedent

4.1                            General Principles

The obligations of the Purchaser to purchase the Shares from the Seller and to pay the Purchase Price as set out in Clauses 2 and 3, and the obligation of the Seller to transfer the Shares to the Purchaser as set out in Clause 2 are subject to the satisfaction of the following conditions precedent:

4.1.1                   the Target Company shall have obtained from the IGZ a written confirmation essentially stating that the Target Company’s manufacturing facility in Geleen is authorized to produce other cell therapy products under the Target Company’s current EU GMP license provided that GMP controls are instigated to satisfy the IGZ (the “GMP License Extension”) whereby the aggregate amount of the capital expenditure related to that facility required for obtaining such extension does not exceed [***] euro (EUR [***]) (excluding VAT); and

4.1.2                   [***] shall have confirmed in writing that the actual execution [***] of the financing agreements [***] will take place.

4.2                            Best Efforts concerning the Satisfaction of the Conditions Precedent

4.2.1                   Each of the Parties shall use its reasonable best efforts to ensure the due satisfaction of the conditions precedent set out in Clause 4.1 as soon as possible.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

4.2.2                   Without prejudice to the above, the Target Company (for which the Seller warrants performance) is responsible for filing the GMP License Extension request with the Authority. The Purchaser undertakes to cooperate in good faith with the Target Company in connection with the ongoing preparation of the GMP License Extension request as swiftly as possible after the date of this Agreement. The Purchaser shall provide all assistance reasonably requested by the Seller with a view to obtaining the GMP License Extension. All the Parties’ costs and expenses in relation to the filing of such GMP License Extension request shall be borne by the relevant Party.

4.2.3                   Without prejudice to the above, the Purchaser in consultation with the Seller shall use its best endeavours with a view to obtaining the satisfaction of the condition precedent set forth in Clause 4.1.2 as swiftly as possible after the date of this Agreement.

4.3                            Non-Satisfaction

4.3.1                   Each Party shall have the right to terminate this Agreement, by written notice to the other Party on or prior to the Closing Date, in each of the following circumstances:

(i)                                  If the condition precedent set out in Clause 4.1.1 is not satisfied, or waived by both Parties, within the period of six (6) months starting on the date on which the application for the GMP License Extension was submitted; or if the Authority has formally indicated to the Parties or the Target Company that it will not grant the GMP License Extension; or

(ii)                               If the condition precedent set out in Clause 4.1.2 is not satisfied, or waived by both Parties, within six (6) months after the date of this Agreement.

4.3.2                   If this Agreement is terminated pursuant to this Clause 4.3:

(i)                                  all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party, save for any claims that any Party may have against the other Party arising from a breach by such other Party of any of its obligations under Clause 4.2;

(ii)                               the provisions of Clause 15 shall apply.

5                                      Closing

5.1                            Date and Place

The Closing shall take place at the offices of Linklaters LLP in Amsterdam on the fifth (5th) Business Day after the date on which all conditions precedent are satisfied or, as the case may be, waived (the “Closing Date”) or at such other place or on such other date as may be agreed between the Parties.

5.2                            Seller’s Closing Obligations

On the Closing Date, the Seller shall do all of the following (the “Seller’s Closing Obligations”):

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

5.2.1                   the Seller shall deliver to the Purchaser the letters of resignation of the Target Company’s managing directors and the Target Company’s supervisory directors, in accordance with Clause 7.4.

5.2.2                   after fulfilment of the Seller’s Closing Obligations and the Purchaser’s Closing Obligations set forth in respectively Clause 5.2.1 and Clause 5.3.2 and after confirmation by the Dutch Notary to the Seller and the Purchaser of receipt of the First Tranche, the Seller or a duly authorised attorney-in-fact of the Seller shall sign a deed of transfer before the Dutch Notary and the Seller shall procure that the Target Company or a duly authorised attorney-in-fact of the Target Company shall sign a deed of transfer before the Dutch Notary, who shall execute such deed of transfer, thus effecting the transfer of the Shares, substantially in the form as attached hereto as Schedule 5.2.2 (the “Transfer Deed”), after which the Dutch Notary shall be requested to update the shareholders’ register of the Target Company.

5.3                            Purchaser’s Closing Obligations

On the Closing Date, the Purchaser shall do all of the following (the “Purchaser’s Closing Obligations”):

5.3.1                   the Purchaser shall pay the First Tranche in accordance with Clause 3.3.1;

5.3.2                   the Purchaser shall deliver to the Seller evidence that the guarantee provided by the Seller for the benefit of [***] has been fully released, in accordance with Clause 8.2.

5.3.3                   after fulfilment of the Seller’s Closing Obligations and the Purchaser’s Closing Obligations set forth in respectively Clause 5.2.1 and Clause 5.3.2 and after confirmation by the Dutch Notary to the Seller and the Purchaser of receipt of the First Tranche, the Purchaser or a duly authorised attorney-in-fact of the Purchaser shall sign a deed of transfer before the Dutch Notary who shall execute such deed of transfer, thus effecting the transfer of the Shares, substantially in the form as attached hereto as Schedule 5.2.2, after which the Dutch Notary shall be requested to update the shareholders’ register of the Target Company;

5.3.4                   the Purchaser shall hold a general meeting of the Target Company in accordance with Clause 8.1.

5.4                            Waiver of Closing Obligations

5.4.1                   The Purchaser may at any time waive some or all of the Seller’s Closing Obligations by giving five (5) Business Days’ advance notice to the Seller.

5.4.2                   The Seller may at any time waive some or all of the Purchaser’s Closing Obligations by giving five (5) Business Days’ advance notice to the Purchaser.

5.5                            Breach of Closing Obligations

5.5.1                   The effectiveness of each of the Purchaser’s Closing Obligations is conditional upon the fulfilment of all of the Seller’s Closing Obligations and vice versa.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

5.5.2                   If a Party fails to comply with any of its material Closing Obligations, then all Closing Obligations that have already been fulfilled shall be deemed null and void with the exception of the Dutch notarial deed recording the transfer of the Shares, and if such deed has been executed, the Seller and the Purchaser shall carry out any remedial steps or actions required to ensure that the Shares will be transferred back to the Seller, and the non-breaching Party shall have the right (in addition to and without prejudice to all other rights and remedies available):

(i)                                  to terminate this Agreement by giving ten (10) Business Days’ advance notice to the other Party within five (5) Business Days after the Closing Date, provided that, after this five (5) Business Days period, the non-breaching Party shall be deemed to have waived its right to terminate this Agreement under this Clause 5.5.2;

(ii)                               to effect the Closing so far as practicable having regard to the defaults which have occurred; or

(iii)                            to fix a new date for the Closing (not being more than ten (10) Business Days after the agreed Closing Date) but provided that such deferral may only occur once.

5.5.3                   The provisions of Clause 15 shall apply in case of termination of this Agreement pursuant to Clause 5.5.2.

6                                      Undertakings of all Parties prior to or at the Closing Date

6.1                            Filings with Public Authorities

6.1.1                   As soon as practicable after the date of this Agreement, the Parties shall comply with all public authority filing and notification formalities and other formalities required in order to consummate the transactions contemplated in this Agreement, including notifications to the European Medicines Agency (in connection with the Seller’s marketing authorisation for ChondroCelect), the relevant Dutch authorities (in connection with the Target Company’s GMP license and tissue establishment license) and the Seller shall cause the Target Company to provide all assistance necessary for such formalities.

6.1.2                   The Parties shall consult with each other in so far as is reasonably practicable before making such filings and notifications or complying with all requests from any public authority.

6.2                            Other Agreements

On the Closing Date, the Parties shall execute (or shall cause their relevant Affiliates to executed) the following agreements:

6.2.1                   the CMO Contract, substantially in the form of the draft attached as Schedule 1.1.1(iii);

6.2.2                   a deposit agreement, substantially in the form attached hereto as Schedule 6.2.2, to deposit the DVD containing the Data Room, supplemented as the case may be with additional disclosures made by the Seller and which must be included on the

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

DVD in accordance with Clause 10.3.2, with the Dutch Notary (the “Deposit Agreement”); and the Parties shall within ten (10) Business Days after the Closing Date, through their authorized representatives or attorneys-in-fact, hand over the DVD to the Dutch Notary.

7                                      Undertakings of the Seller prior to or at the Closing Date

7.1                            Collaboration

To the extent permitted under applicable legislation and regulations, between the date of this Agreement and the Closing Date, the Seller and the Purchaser shall collaborate in order to prepare and facilitate the change of control over the Target Company and the Target Company’s integration into the Purchaser’s group.

7.2                            Operation of the Business

Between the date of this Agreement and the Closing Date, the Seller shall ensure that the Company’s business will be carried on in the ordinary and usual course and substantially in the same manner as at the date of this Agreement.

7.3                            Restrictions on the Seller and the Target Company

7.3.1                   Between the date of this Agreement and the Closing Date, the Seller agrees and undertakes not to approve any of the following resolutions at any shareholders’ meeting of the Target Company, without the Purchaser’s prior written consent (which consent shall not be unreasonably withheld or delayed):

(i)                                declaring any dividends;

(ii)                             increasing or decreasing the Target Company’s capital, or making any other amendment to its Articles of Association, provided that at any time the Seller shall be allowed to perform any share premium contribution (agiostorting) it deems appropriate in order to convert debt owed by the Target Company to the Seller into capital by means of a settlement of the payment obligation of the Seller pursuant to the share premium contribution (agiostorting) with the payment obligation of the Company to the Seller pursuant to the outstanding debt;

(iii)                          approving the contribution or the sale by the Target Company of its business as a whole; or

(iv)                         winding up, merging or splitting up the Target Company.

7.3.2                   Between the date of this Agreement and the Closing Date, the Seller shall cause the Target Company (acting through its management body) not to do any of the following without the Purchaser’s prior written consent (which consent shall not be unreasonably withheld or delayed):

(i)                                incur any capital expenditure in excess of EUR 25,000 per item;

(ii)                             incur any capital expenditure in connection with the CAPEX Program;

(iii)                          acquire (in any manner whatsoever) any shares or other securities in any corporation, company or partnership;

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

(iv)                         declare any dividend or interim dividend by a Board resolution;

(v)                            acquire or dispose of (in any manner whatsoever) any division or material assets of the Target Company;

(vi)                         enter into, amend or terminate any lease agreement in respect of any real property leased by it as lessee;

(vii)                      recruit any new employee, except as communicated by the Seller to the Purchaser in writing prior to the date of this Agreement;

(viii)                   dismiss any employee or change the terms of service of any employee;

(ix)                         enter into any borrowing or indebtedness, other than intra-group borrowings or indebtedness vis-à-vis the Seller or its Affiliates;

(x)                            enter into any agreement or arrangement which establishes any guarantee, indemnity, suretyship, form of comfort or support (whether or not legally binding) given by the Target Company in respect of the obligations or solvency of any third party;

(xi)                         repay any borrowing or indebtedness, other than intra-group borrowings or indebtedness vis-à-vis the Seller or its Affiliates, in advance of its stated maturity;

(xii)                      cancel, waive, release, assign or discontinue any debts or claims;

(xiii)                   change its accounting policies or valuation rules;

(xiv)                  enter into any agreement or commitment to do any of the above.

7.4                            Directors’ Resignation

The Seller shall procure that all of the Target Company’s current managing directors and supervisory directors, shall resign from their position under the condition precedent of the execution of the Transfer Deed and shall execute a letter of resignation, substantially in the form of the draft attached as Schedule 7.4, on or before the Closing Date.

7.5                            Replacement of insurance coverage

The Purchaser acknowledges and agrees that (a) prior to the Closing Date certain insurance policies covering the Target Company and its business are maintained by the Seller, (b) such insurance policies will be terminated with respect to the Target Company and its business effective as of the Closing Date and (c) upon such termination, the Target Company and its business will cease to be covered under such policies and the Purchaser will have to obtain replacement coverage.

7.6                            Intra-group services

The Purchaser acknowledges and agrees that (a) prior to the Closing Date certain legal, HR, finance, IT, corporate QA, regulatory and other intra—group services are being provided to the Target Company by the Seller or any of its Affiliated Companies, and (b) such services will be terminated with respect to the Target Company and its business effective as of the Closing Date unless otherwise agreed between the Parties and the Purchaser or the Target Company will have to obtain replacement services.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

7.7                            Intragroup indebtedness

The Seller shall (and shall cause the Target Company to) use best efforts to arrange that, on the Closing Date, there will be no financial indebtedness (being the G/L Code items referred to in Schedule 1.1.1(i)) owed by the Target Company to the Seller or any Affiliate of the Seller.

7.8                            Release of guarantees

The Seller warrants that all guarantees and security interests given by the Target Company in respect of any liability of the Seller or any Affiliated Company of the Seller shall be fully released by the beneficiaries of such guarantees or security interests on or before the Closing Date.

7.9                            Annual Accounts 2013

Provided that the Closing occurs on or after 15 February 2014, the Seller shall cause the Target Company to draw up the Annual Accounts 2013 and to have the Annual Accounts 2013 approved by the shareholders’ meeting of the Target Company prior to or on the Closing Date. In such event the Seller shall provide the Purchaser with a copy of the Annual Accounts 2013, which shall be deemed included in the Data Room and shall be included on the DVD referred to in Clause 6.2.2.

In the event that the Closing would occur prior to 15 February 2014, the Seller shall make best efforts to do the same prior to or on the Closing Date.

8                                      Undertakings of the Purchaser prior to or at the Closing Date

8.1                            General Meeting of the Target Company

On the Closing Date and prior to the Closing, the Seller shall hold a general meeting of the Target Company with the agenda set out below, and shall adopt the resolutions approving each item on such agenda:

•                                       resignation of each of the a managing directors and of each of the supervisory directors under the condition precedent of the execution of the Transfer Deed;

•                                       release of liability to be granted to the resigning directors for the management conducted by them up to and including the date of their resignation;

•                                       appointment of new director(s) under the condition precedent of the execution of the Transfer Deed.

8.2                            Release of Seller’s Guarantee for the benefit of [***]

The Purchaser shall procure that the guarantee [***] shall be fully released by [***] on or before the Closing Date.

9                                      Purchaser’s Representations

The Purchaser warrants to the Seller that the representations set out in Schedule 9 (the “Purchaser’s Representations”) are true and accurate as at the date of this Agreement

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

or, as the case may be, any such earlier date as of which any Purchaser’s Representation is expressly made.

10                               Seller’s Representations

10.1                     General Principles

10.1.1            The Seller warrants to the Purchaser that the representations set out in Schedule 10 (the “Representations”) are true and accurate as at the date of this Agreement or, as the case may be, any such earlier date as of which any Representation is expressly made.

10.1.2            For the avoidance of any doubts, save as otherwise provided herein (and in particular in the relevant Representations), the Representations are made only in respect of events, matters or circumstances which occurred or arose on or before the date of this Agreement.

10.1.3            The Purchaser acknowledges and agrees that the Seller does not make any representation as to the accuracy of the explicit forecasts, estimates, projections or statements of intent provided to the Purchaser or any of its directors, officers, employees, agents or advisors on or prior to the date of this Agreement, in the documents provided in the Data Room, during management presentations, during Q&A sessions or otherwise.

10.1.4            The Purchaser acknowledges and agrees that it has not entered into this Agreement in reliance upon any representation or information other than the Representations set out in Schedule 10 and the information contained in this Agreement.

10.1.5            The Purchaser acknowledges and agrees that it does not rely when entering into this Agreement on any of the representations implied by Dutch law including Section 7:17 of the Dutch Civil Code.

10.2                     Non Conformity

The applicability of Sections 7:17 and 7:20 to 7:23 inclusive of the Dutch Civil Code is hereby excluded.

10.3                    Seller’s Disclosures

10.3.1            All Representations are made subject to the following matters, which shall therefore limit the contents and scope of such Representations, provided that such matters are disclosed in sufficient detail to enable a diligent purchaser assisted by professional advisors to assess their impact on the Target Company:

(i)                                  any matter which is contained or referred to in this Agreement or clearly known from the information provided in the Data Room. The information in the Data Room can be qualified as “clearly known” if the respective information has been laid out in a manner enabling a diligent purchaser assisted by professional advisors to assess the impact of such matter on the Target Company and the Representations; and

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

(ii)                               all matters which are publicly available regarding the Target Company or its business before or at the date of this Agreement.

10.3.2            Additional disclosures

(i)                                  Between the date of this Agreement and the Closing Date the Seller shall be allowed to make additional disclosures to the Purchaser relating to facts or matters occurred or arisen between the date of this Agreement and the Closing Date. Such additional disclosures shall be notified in writing by the Seller to the Purchaser (the “Additional Disclosure Notification”).

(ii)                               In the event that the additional disclosures would relate to facts or matters constituting a material Breach of Representations, the Purchaser shall within a period of ten (10) Business Days after receipt of the Additional Disclosure Notification have the right to notify the Seller in writing that it rejects the relevant additional disclosures, unless the material Breach of Representations would be the result of the Seller having followed a specific instruction from the Purchaser, such specific instruction having been given by the Purchaser contrary to the recommended action proposed by the Seller (the “Rejection Notification”).

(iii)                            In case a Rejection Notification is sent by the Purchaser, the Parties shall discuss whether a reduction of the Purchase Price is appropriate in view of the Additional Disclosure Notification. If the Parties agree that a reduction of the Purchase Price is appropriate and have agreed in writing on the amount of such reduction, the additional disclosures notified by way of the relevant Additional Disclosure Notification will be deemed included in the Data Room and shall be included on the DVD referred to in Clause 6.2.2. If no reduction of the Purchase Price is agreed between the Parties within ten (10) Business Days after receipt of the Rejection Notice, at the option of the Seller: (a) the additional disclosures notified by way of the relevant Additional Disclosure Notification shall not be deemed to be included in the Data Room and shall not be included on the DVD referred to in Clause 6.2.2; or (b) the Seller shall have the right to terminate this Agreement by written notice to the Purchaser.

(iv)                           In the event that the additional disclosures would relate to facts or matters not constituting a material Breach of Representations or in the event that the Purchaser does not send a Rejection Notice within the timeframe specified in Clause 10.3.2(ii), such additional disclosures will be deemed included in the Data Room and shall be included on the DVD referred to in Clause 6.2.2.

(v)                              Notwithstanding any other Clauses in this Agreement, any Breach of Representations shall solely for the purpose of this Clause 10.3.2 be deemed to be “material” if it involves a liability (of any nature whatsoever) in excess of EUR 35,000 in aggregate, for the Target Company.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

10.3.3            The Seller shall have no obligation to indemnify the Purchaser in respect of any Claim to the extent that the relevant events, matters or circumstances giving rise to the Claim were disclosed to the Purchaser pursuant to Clause 10.3.1 or deemed included in the Data Room pursuant to Clauses 7.9 or 10.3.2.

10.3.4            Save in the case of fraud or intentional misrepresentations or misconduct, the Seller hereby agrees to waive with effect from the Closing Date any rights or remedies which it may have against the Target Company or any of its employees in respect of any inaccuracy or omission in any information supplied by the Target Company or any of its employees in connection with assisting the Seller in the making of any Representation or the preparation of the Data Room.

10.4                     Updating of Representations to Closing

10.4.1            Without prejudice to Clause 10.3.2, the Seller warrants to the Purchaser that the Representations shall be true and accurate on the Closing Date, as if they had been repeated on that date except to the extent that any Representation is expressly made as of a particular date or for a particular period of time (in which case such Representation shall not be deemed to be repeated on the Closing Date).

10.4.2            The Seller shall have no obligation to indemnify the Purchaser under Clause 11 in respect of any Loss arising in consequence of an event occurring or matter arising between the date of this Agreement and the Closing Date and constituting a Breach of Representations, if such event or matter has been disclosed by the Seller to the Purchaser and is deemed included in the Data Room pursuant to Clause 10.3.2.

10.5                     Purchaser’s Knowledge of certain Matters

10.5.1            The Purchaser acknowledges that it has no knowledge of any Breach of Representations on the date of this Agreement.

10.5.2            The Seller shall have no obligation to indemnify the Purchaser in respect of any Claim for Breach of Representations to the extent that, prior to the date of this Agreement, the Purchaser had knowledge of such a Breach of Representations.

10.6                     Notification by the Purchaser of Breaches of Representations

If after the date of this Agreement and before the Closing Date:

(i)                                   the Purchaser shall become aware that there was a material Breach of Representations as of the date of this Agreement; or

(ii)                                any event shall occur or any matter shall arise of which the Purchaser becomes aware which results or can reasonably be expected to result in a material Breach of Representations on the Closing Date;

the Purchaser shall promptly notify the Seller setting out all details that are available to it, and the Seller shall make any investigation concerning the event or matter, at its own cost, as the Purchaser may reasonably require.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

11                               Indemnification

11.1                     General Principle

11.1.1            Subject to the limitations set out in Clause 12, the Seller agrees and undertakes to indemnify the Purchaser for any Loss incurred by the Purchaser, arising from any Breach of Representations, i.e. any Loss incurred by the Target Company or the Purchaser, which would not have been incurred by them if all facts stated in the Representations had been true and accurate.

11.1.2            The Losses shall not include any reputational damages of the Purchaser or the Target Company, nor any fees or expenses of any advisers or other professionals hired by the Purchaser or the Target Company in connection with any Claim against the Seller, nor the internal costs such as employment cost of the managers or other employees of the Purchaser or the Target Company for their work in connection with the Claim. Without prejudice to the foregoing, the Losses shall include any reasonable fees of external lawyers and other professional advisors hired by the Purchaser or the Target Company in response to any Claim.

11.1.3            Under no circumstances whatsoever, shall the multiplier or any other ratio that may have been used, directly or indirectly, for calculating the Purchase Price be taken into account.

11.1.4            For the purposes of this Clause 11, any Loss incurred by the Target Company shall be deemed to be incurred by the Purchaser in the same amount.

11.2                     Double Claims

The Purchaser shall not be entitled to be indemnified more than once for the same Loss.

11.3                     Nature of any Payment to the Purchaser

Any amount paid by the Seller to the Purchaser under this Clause 11 shall constitute a reduction of the Purchase Price.

11.4                     No Assignment of Indemnification Rights to any Subsequent Transferee of the Shares

The Purchaser’s rights under this Clause 11 are personal to the Purchaser and, accordingly, no buyer or other transferee of all or part of the Shares other than an Affiliated Company of the Purchaser shall be entitled to make any Claim under this Clause 11 against the Seller.

11.5                    Specific Indemnities

11.5.1            Subject to the limitations set out in Clause 12, except for Clauses 12.2 and  12.3, and without prejudice to Clause 12.11.2, the Seller agrees and undertakes to indemnify and hold  the Purchaser harmless on a euro for euro basis for the following (the “Indemnities”):

(i)                                  any full or partial repayment that would be imposed on the Target Company in connection with the amount of EUR [***] that the Target Company has received as a part of the grant of EUR [***] that was awarded by the [***] in connection with the facility [***];

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

(ii)                               any full or partial repayment that would be imposed on the Target Company in connection with the grant that was awarded to the Target Company for [***] by [***]; and

(iii)                            any of the following Tax liabilities relating to the period before the Closing Date for which the Target Company is liable: (i) any Tax liability for which the Target Company is liable as a result of any event occurring before or on the Closing Date or in respect of any profits earned or revenues realized before or on the Closing Date; (ii) any Tax liability of any person for which the Target Company was jointly and severally liable or secondary liable before the Closing Date, (iii) any Tax Liability for which the Target Company is liable as a result of “transfer pricing” before or on the Closing Date, (iv) any Tax liability for which any person other than the Target Company is liable, in particular the liabilities mentioned in (i), (ii) and (iii), as a result of any event occurring before the Closing Date, that on the basis of article 24 of the Dutch Collection Tax Act (Invorderingswet 1990) is offset against a receivable in respect of Tax of the Target Company by a Tax authority, and (v) any costs or expenses reasonably incurred by the Purchaser in connection with any action taken in defending against or settling any Tax liability as referred to in (i), (ii), (iii) and (iv) above.

11.5.2            In case any amount could be claimed under both a Representation and an Indemnity, the Indemnity shall prevail, but the Seller will in such case only be liable for the Indemnity.

11.5.3            No matter disclosed against any of the Representations or any other knowledge (actual or constructive) on the part of the Purchaser and no investigation by or on behalf of the Purchaser shall prejudice any claim made by the Purchaser pursuant to an Indemnity or affect or reduce any liability of the Seller pursuant to an Indemnity.

12                               Limitation of Seller’s Liability

12.1                     Time Limitations

The Seller shall have no obligation to indemnify the Purchaser in respect of any Claim unless it is given by the Purchaser to the Seller in accordance with Clause 13.1:

12.1.1            in the case of any Claim for Breach of the Representations in respect of ownership of the Shares as set out in Section 2.2 of Schedule 10, within twenty (20) years following the Closing Date;

12.1.2            in the case of any Claim for Indemnity under Clause 11.5.1(iii) or any Claim for Breach of the Representations in respect of Tax matters as set out in Section 5  of Schedule 10, within six (6) months after the date upon which the right of the Tax authorities or any other competent authorities to assess or claim any Taxes or social security contributions in respect of the matters giving rise to such a Claim is barred by all applicable statutes of limitation;

12.1.3            in the case of any Claim for Indemnity under Clauses 11.5.1(i) or 11.5.1(ii), within five (5) years following the Closing Date;

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

12.1.4            in the case of any other Claim, within 18 months following the Closing Date.

12.2                     Minimum Claims

12.2.1            The Seller shall have no obligation to indemnify the Purchaser in respect of any Claim arising from any single Loss where the amount which would otherwise be recoverable under this Agreement in that respect does not exceed thirty-five thousand euro (EUR 35,000) and provided that, if that amount is exceeded, subject as provided elsewhere in this Clause 12, the aggregate amount shall be recoverable from the Sellers and not only the excess.

12.2.2            Series of Claims arising from substantially identical facts shall be aggregated for the purposes of this Clause 12.2.

12.3                     Aggregate Minimum Claims

12.3.1            The Seller shall have no obligation to indemnify the Purchaser in respect of any Claim unless the aggregate amount for which the Seller would otherwise be liable under this Agreement in respect of all Claims made by the Purchaser exceeds one hundred thousand euro (EUR 100,000) and provided that, if that amount is exceeded, subject as provided elsewhere in this Clause 12, the aggregate amount shall be recoverable from the Sellers and not only the excess.

12.3.2            Once the above-mentioned amount has been exceeded, this Clause 12.3 shall no longer apply to subsequent Claims (if any).

12.4                     Maximum Liability

Notwithstanding any other provision in this Agreement,

12.4.1            the aggregate liability of the Seller under this Agreement, including Claims based on Clause 11, other than Claims based on a Breach of Representations in respect of ownership of the Shares as set out in Section 2.2 of Schedule 10, shall not exceed [***] euro (EUR [***]).

12.4.2            without prejudice to Clause 12.4.1, the overall aggregate liability of the Seller under this Agreement, including all Claims based on Clause 11 (including Claims based on a Breach of Representations in respect of ownership of the Shares as set out in Section 2.2 of Schedule 10), shall not exceed one hundred percent (100%) of the Purchase Price.

12.5                     Contingent Liabilities

The Seller shall have no obligation to indemnify the Purchaser in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable provided, however, that this Clause 12.5 shall not have the effect of preventing the Purchaser from validly making a Claim in respect of a contingent liability within the Claim period as set forth in Clause 12.1, even though it has not yet become an actual liability.

12.6                     Adjustment of the Purchase Price

The Seller shall have no obligation to indemnify the Purchaser in respect of any Claim if and to the extent that:

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

12.6.1            (a) the matter giving rise to such Claim is properly accounted or provided for in the Closing Accounts by means of a liability, a depreciation or a provision specifically related to the matter in question and (b) the amount of any such liability, depreciation or provision has effectively lead to a decrease of the Price Adjustment Amount; and/or

12.6.2            (a) the Loss relating to such Claim consists of a payment already made by the Target Company on or prior to the Closing Date and (b) the amount of any such payment has effectively lead to a decrease of the Price Adjustment Amount.

12.7                     Tax Savings arising from the Losses

12.7.1            Any amount for which the Seller would otherwise have been liable in respect of any Claim shall be reduced by the amount of any Tax savings for the Target Company or the Purchaser arising from the Loss in respect of which the Claim has been made.

12.7.2            If the amount of the Tax savings is determined after payment by the Seller of any amount in discharge of the Claim, the Purchaser shall pay, or shall procure that the Target Company pays, to the Seller an amount equal to the difference between:

(i)                                  the amount paid by the Seller to the Purchaser; and

(ii)                               the amount that the Purchaser would have received if such Tax savings had been taken into account in determining the amount due by the Seller in accordance with this Clause 12.7.

12.7.3            For the purposes of this Clause 12.7, “Tax savings” means the amount by which any Tax for which the Purchaser or the Target Company would otherwise have been liable is actually directly reduced or extinguished.

12.8                     Insurance Proceeds and Other Recoveries from Third Parties

12.8.1            The Seller shall have no obligation to indemnify the Purchaser in respect of any Claim if and to the extent that the Losses in respect of which the Claim is made:

(i)                                  are covered by an insurance policy in force at the Closing Date;

(ii)                               are recovered from any other third party.

12.8.2            Accordingly, any amount for which the Seller would otherwise have been liable in respect of any Claim shall be reduced by the amount of any insurance proceeds, indemnification or other payment from any insurance company or any other third party in respect of the Loss which is the subject matter of the Claim.

12.8.3            If, before the Seller pays an amount in discharge of any Claim, the Target Company or the Purchaser is entitled to recover from any insurance company or any other third party a sum which indemnifies or compensates the Target Company or the Purchaser (in whole or in part) in respect of the Loss which is the subject matter of the Claim, the Purchaser shall procure that all reasonable steps are taken to enforce such recovery against the third party.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

12.8.4            If the Seller pays an amount in discharge of any Claim and the Purchaser or the Target Company subsequently recovers from any insurance company or any other third party a sum relating to the subject matter of the Claim, the Purchaser shall pay, or shall procure that the Target Company pays, to the Seller an amount equal to the difference between:

(i)                                  the amount paid by the Seller to the Purchaser or the Target Company; and

(ii)                               the amount that the Purchaser or the Target Company would have received if the amount of such recovery had been taken into account in determining the amount due by the Seller in accordance with this Clause 12.8.

12.8.5            If the Seller pays an amount in respect of any Claim, the Purchaser shall, and shall cause the Target Company to, assign to the Seller all of its rights arising from the Loss which is the subject matter of that Claim against any insurance company or other third party, to the extent such assignment is permitted.

12.9                     Matters Arising Subsequent to this Agreement

The Seller shall have no obligation to indemnify the Purchaser in respect of any Losses to the extent that the same would not have occurred but for:

12.9.1            any action taken by the Seller (or any of its Affiliates) after the date of this Agreement, pursuant to this Agreement or otherwise at the written request or with the written approval of the Purchaser;

12.9.2            any change made after the Closing Date to the Target Company’s valuation rules or policies or practices in respect of accounting, Tax matters;

12.9.3            any other action of the Target Company or the Purchaser (or any of its Affiliates), after the Closing Date, taken or omitted otherwise than within the scope of the Target Company’s ordinary course of business and in the knowledge that such action would give rise to a Loss; or

12.9.4            the passing of, or any change in, any law, regulation or standards (including any increase in any Tax rates) after the Closing Date.

12.10              Fraud

None of the limitations on the liability of the Seller set out in Clause 12 or 13 (whether as to the quantum of the Claim, the time limit for notification of the Claim, the procedures or requirements for making a Claim, or otherwise) shall apply to any Claim against the Seller to the extent that the liability of the Seller in respect of that Claim arises from fraud or wilful default on the part of the Seller..

12.11              Mitigation of Losses

12.11.1     The Purchaser shall procure that all reasonable steps are taken to avoid or mitigate any Losses which might give rise to a Claim against the Seller.

12.11.2     Without prejudice to the generality of Clause 12.11.1, the Purchaser shall (and shall cause the Target Company to) use commercially reasonable best efforts after the Closing Date to avoid that any full or partial repayment would be imposed on the Target Company in connection with the amount of EUR [***] that the Target

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Company has received as a part of the grant of EUR [***] that was awarded by [***] in connection with [***]. For the purposes of this Clause 12.11.2, best efforts does not include an obligation of the Purchaser to [***]. The Purchaser shall promptly inform the Seller of any communication received by the Purchaser (or by the Target Company) from [***] regarding this subject matter and shall consult with the Seller on the strategy and communication to [***] in respect thereof.

13                               Claims by the Purchaser

13.1                     Notification of Claims

13.1.1            In order to make a Claim against the Seller, the Purchaser shall give a notice of such Claim to the Seller within sixty (60) days after it or any director of the Target Company, appointed on or after the Closing Date, becomes aware of any event, matter or circumstance that gives rise to the Claim and within the time limitations provided in Clause 12.1. Such notice shall set out full details to the extent available of the legal and factual basis of the Claim, together with a first estimate of the amount of the Losses. A copy of all documents establishing the basis of the Claim shall be enclosed in the notice.

13.1.2            If the Purchaser fails to give such a notice within sixty (60) days it or any director of the Target Company, appointed on or after the Closing Date, has become aware of any event, matter or circumstances, the Seller shall be relieved from any liability it may have under Clause 11 in respect of the relevant event, matter or circumstances, unless and to the extent that the Purchaser establishes that the Seller has not been prejudiced by such failure.

13.1.3            The notice shall be deemed invalid and hence not to be given, if it does not contain each of the elements required by Clause 13.1.1.

13.2                     Third Party Claims

13.2.1            If the events, matters or circumstances that may give rise to a Claim against the Seller occur or arise as a result of or in connection with a claim by or a liability to a third party (a “Third Party Claim”), then:

(i)                                  the Purchaser shall, or shall cause the Target Company to, provide the Seller with copies of all documents and correspondence from that third party, and all other correspondence and documents relating to the Third Party Claim as the Seller may reasonably request, within fifteen (15) days following receipt of such documents and correspondence by the Target Company or the Purchaser, subject to the Seller agreeing to keep all such information and documents confidential and to use them only for the purpose of dealing with the Third Party Claim;

(ii)                               the Seller shall promptly and not later than fifteen (15) days thereafter notify to the Purchaser whether or not it desires to defend the Purchaser or the Target Company against such Third Party Claim;

(iii)                            if the Seller informs the Purchaser that it desires to assume the defence against the Third Party Claim, the Seller shall have the right to assume and

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

control the defence of such Third Party Claim by appropriate proceedings at the Seller’s sole cost and expense, provided that (i) the Seller shall keep the Purchaser informed on the development of the Third Party Claim, (ii) that no admission of liability shall be made by the Seller, (iii) the Third Party Claim shall not be settled without the Purchaser’s prior written consent which consent may not be unreasonably refused or delayed and (iv) the Seller shall take into account reasonable requests of the Purchaser regarding the defence of the Third Party Claim;

(iv)                           if the Seller informs the Purchaser that it does not desire to assume the defence against the Third Party Claim, the Purchaser shall, or shall cause the Target Company to, take into account reasonable requests of the Seller and keep the Seller informed on the development of the Third Party Claim; and

(v)                              no admission of liability shall be made by the Purchaser or the Target Company and the Third Party Claim shall not be settled without the Seller’s prior written consent which consent may not be unreasonably refused or delayed.

13.2.2            If the Purchaser breaches any of its obligations under Clause 13.2, the Seller shall be relieved from any liability it may have under Clause 11 in respect of the Third Party Claim.

13.3                     Seller’s Access to the Target Company

In connection with any Claim made by the Purchaser against the Seller, and without prejudice to Clause 13.2, the Purchaser shall, and shall cause the Target Company to:

13.3.1            afford the Seller and its advisers access to the Target Company’s registered office and to any other premises owned or leased by any Target Company, upon reasonable advance notice and during normal business hours and, to the extent relevant, in accordance with the “standard operating procedures” of the Target Company;

13.3.2            allow the Seller and its advisers to meet with the Target Company’s management and employees, upon reasonable advance notice and during normal business hours;

13.3.3            allow the Seller and its advisers to investigate the events, matters or circumstances alleged to give rise to such Claim, as the Seller or its advisers may reasonably deem necessary or desirable, provided that no such investigation shall interfere with the Target Company’s business; and

13.3.4            allow the Seller and its advisers to examine and copy all such contracts, books and records, and other documents and data relating to the events, matters or circumstances referred to in the Claim, as the Seller and its advisers may reasonably request, subject to the Seller agreeing to keep all such information and documents confidential and to use them only for the purpose of investigating and defending such Claim.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

13.4                     Notification of Seller’s Objections

13.4.1            If the Seller objects to any Claim made by the Purchaser in accordance with Clause 13.1, it shall give a notice to the Purchaser objecting to the Claim within sixty (60) days following notification of such Claim. Such notice shall contain a statement of the basis of the Seller’s objections.

13.4.2            The Seller shall be deemed to accept any Claim made by the Purchaser in accordance with Clause 13.1 if it fails to give a notice of objection to the Purchaser pursuant to Clause 13.4.1, unless and to the extent that the Seller establishes that the Purchaser has not been prejudiced by such failure.

13.5                     Disagreement on a Claim

13.5.1            If the Seller and the Purchaser are unable to reach agreement on the amount payable by the Seller within sixty (60) days following notification of the Seller’s objections in accordance with Clause 13.4, the matter shall be decided in accordance with Clause 16.12 (Jurisdiction).

13.5.2            The Purchaser shall be deemed to have withdrawn its Claim, unless it has taken all necessary actions to submit the matter to the competent court in accordance with Clause 16.12 (Jurisdiction) within twelve months after the thirty-day time period set out in Clause 13.5.1 has elapsed.

13.6                     Payment by the Seller

13.6.1            If the Seller has accepted the amount claimed by the Purchaser or if the Seller and the Purchaser have agreed on another amount, the Seller shall pay such amount (subject to the limitations set out in Clause 12) within fifteen (15) Business Days of such acceptance or agreement.

13.6.2            If the matter giving rise to a Claim has been decided by any competent court or tribunal in accordance with Clause 16.12 (Jurisdiction) and the Seller has been ordered to pay any amount pursuant to any judgement not subject to appeal, the Seller shall pay such amount on the date on which it has become due and payable.

13.6.3            All payments shall be made in accordance with such instructions as shall be notified to the Seller by the Purchaser.

14                               Undertakings of the Parties Extending after the Closing Date

14.1                     Payment of Intra-group Indebtedness by the Target Company

The Purchaser shall cause all financial indebtedness (being the payables referred to in Schedule 1.1.1(i)) owed on the Closing Date by the Target Company to the Seller or any Affiliate of the Seller to be paid to the Seller in full (including any accrued but unpaid interest as per that date)on the fifth (5th) Business Day after the final determination of the Purchase Price Amount in accordance with Clause 3.2.

14.2                     Payment of the Second Tranche

The Purchaser undertakes to timely pay the Second Tranche in accordance with Clause 3.3.2.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

14.3                     Further Assurances

The Parties agree and undertake to furnish to each other such further information, to execute such other documents, and to do such other things (before or after the Closing Date), as any other Party may reasonably request for the purposes of carrying out the intent of this Agreement.

14.4                     Confidentiality and Announcements

14.4.1            This Clause shall be without prejudice to the Confidentiality Agreement dated 10 November 2011, which shall continue notwithstanding this Agreement.

14.4.2            The existence, subject matter and contents of this Agreement are confidential, and subject to Clause 14.4.4, each Party is prohibited from disclosing all or any part of this Agreement, or even its existence, at any time (including after the Closing Date).

14.4.3            Subject to Clauses 14.4.4 and 14.4.5:

(i)                                  each Party shall treat as strictly confidential and not disclose or use any information obtained in connection with the negotiations relating to the Transaction; and

(ii)                               the Purchaser shall treat as strictly confidential and not disclose or use any information relating to the business and financial affairs (including future plans and targets) of the Seller and the Seller’s Affiliated Companies.

14.4.4            Clauses 14.4.2 and 14.4.3 shall not prohibit disclosure or use of any information if and to the extent that:

(i)                                  the disclosure or use is necessary in order to allow any Party to comply with any legal requirement to make any announcement or to provide information to any public authority or Stock Exchange;

(ii)                               the disclosure or use is required for the purposes of any judicial or arbitration proceedings arising out of or in connection with this Agreement;

(iii)                            the disclosure is made to professional advisers of any Party on condition that such professional advisers undertake to comply with the provisions of Clauses 14.4.2 and 14.4.3 in respect of such information as if they were a party to this Agreement;

(iv)                           the information is or becomes publicly available (other than as a result of any breach of the Confidentiality Agreement or this Agreement);

(v)                              the information becomes available to the Party bound by this Clause 14.4 from a source which is not bound by any obligation of confidentiality in relation to such information (as can be demonstrated by such Party’s written records and other reasonable evidence); or

(vi)                           the other Party has given prior written approval to the disclosure or use,

it being understood, however, that any Party that intends to disclose information pursuant to this Clause 14.4.4 shall to the extent not prohibited by applicable laws

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

or regulations, prior to making such disclosure, consult with the other Party on the form, content and timing of such disclosure.

14.4.5            On or shortly after the date of this Agreement, the Seller and the Purchaser shall be allowed to issue a press statement announcing the Transaction, substantially in the form as the drafts attached as Schedule 14.4.5.

14.4.6            Without prejudice to Clause 14.4.5, no announcement in connection with the existence or the subject matter of this Agreement (including any announcement to the Target Company’s employees, customers or suppliers) shall be made without the prior written consent of all Parties (which consent shall not be unreasonably withheld or delayed), and the Parties shall consult with each other concerning the means by which the Target Company’s employees, customers and suppliers, and others having dealings with the Target Company, shall be informed of this Agreement. The Purchaser shall have the right to be present when any such communication is made.

14.4.7            The Parties shall take all necessary actions to ensure that no accidental or unauthorised disclosure of the existence or contents of this Agreement occurs.

14.5                     Tax Returns regarding Pre-Closing Date Tax Return Periods

14.5.1            The Purchaser shall (i) timely consult with the Seller with a view to prepare the Tax returns of the Target Company for all Tax Return Periods ended on or prior to the Closing Date to the extent that they have not been prepared before the Closing Date, and (ii) take into account any reasonable comments made by the Seller in respect of such Tax returns.

14.5.2            The Purchaser shall and shall cause the Target Company to retain all books and records with respect to Taxes pertaining to the Target Company following the Closing Date for as long as required under applicable law.

14.6                    Use of the name “TiGenix”

14.6.1            The Purchaser agrees and undertakes that the name “TiGenix” shall be deleted from the Target Company’s corporate name not later than one (1) month after the Closing Date.

14.6.2            The Purchaser further agrees and undertakes not to use, and to cause the Target Company to permanently stop the use of, as soon as practicable and in any event within one (1) month following the Closing Date, (a) the name “TiGenix” or any similar expression or any derivative or abbreviation thereof, and/or (b) any of the logos attached as Schedule 14.6.2 (or any other logos incorporating the words “TiGenix”, “ChondroCelect” or “ChondroCelect Harvester”) in any manner whatsoever, including any commercial documentation and signs, except:

(i)                                  to the extent such name and/or logos are part of the packaging and labelling of the product “ChondroCelect”, for as long as the product “ChondroCelect” will continue to be manufactured by the Target Company, and

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

(ii)                               that such name and/or logos must be maintained on all documents (including but not limited to SOPs, WINs and other forms) that constitute “Licensed Technology” as defined in the CMO Contract, of which the Seller is (and will remain after the Closing Date) the exclusive owner.

14.7                     Standstill

The Purchaser undertakes that it shall not, and the Purchaser shall procure that its Affiliated Companies and its officers, directors, employees agents and advisors (and those of its Affiliated Companies) shall not until the expiry of a period of two (2) months following the Closing Date (or, as the case may be, following the date of termination of this Agreement in accordance with Clause 15), whether directly or indirectly, through intermediaries, persons or entities acting in concert, or otherwise, purchase or sell, offer to purchase or sell, agree to purchase or sell, or otherwise acquire or transfer, offer to acquire or transfer, or in any way assist any other person in acquiring or transferring, directly or indirectly, any shares, securities or other financial instruments of the Seller, or advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing. The Purchaser acknowledges that a breach of this Clause 14.7 may also constitute a violation of insider dealing and market abuse regulations applicable in Belgium or abroad and give rise to administrative and/or criminal sanctions.

14.8                     Reorganisation

The Purchaser agrees and undertakes not to (and shall cause the Target Company not to) dismiss or terminate the employment or services of any of the Target Company’s employees, temporary workers or consultants during a period of six (6) months after the Closing Date other than for serious cause, provided that the Seller complies with the terms and conditions of the CMO Contract.

15                               Termination

15.1                     Termination Events

15.1.1            This Agreement may be terminated at any time by mutual consent of the Seller and the Purchaser.

15.1.2            This Agreement may be terminated by the Seller in accordance with Clause 4.3.1 or Clause 10.3.2.

15.1.3            This Agreement may be terminated by any Party in accordance with Clause 5.5.2 (if any other Party does not fulfil its Closing Obligations).

If a termination notice has been given in accordance with Clause 5.5.2, this Agreement shall terminate on the expiration date of the notice period, unless the breach alleged by the terminating Party has been cured to the reasonable satisfaction of the terminating Party on or before such expiration date.

15.2                     Consequences of a Failure to Terminate this Agreement

No failure by a Party to exercise its right to terminate this Agreement under this Clause 15 shall constitute a waiver of any other rights and remedies available to that Party under this Agreement.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

15.3                     Effect of Termination

If this Agreement is terminated pursuant to this Clause 15:

15.3.1            all further obligations of the Parties under this Agreement shall terminate, except that the obligations set out in Clauses 14.4 (Confidentiality and Announcements), 16.6 (Expenses), 16.10 (Governing law) 16.12 (Jurisdiction) shall survive;

15.3.2            each Party shall be under the obligation to reimburse or return to the other Parties (or, as the case may be, to the Target Company) any sum of money or other assets it has received from the other Parties (or, as the case may be, from the Target Company) pursuant to this Agreement; and

15.3.3            each Party shall be under the obligation to return to the other Party (or, as the case may be, to the Target Company) any confidential information relating to the other Party (or, as the case may be, to the Target Company) it has received from the other Party (or, as the case may be, from the Target Company) during the due diligence or the negotiation of this Agreement or pursuant to this Agreement.

16                               Miscellaneous

16.1                     Rights and Remedies of the Parties

Each of the Parties agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement and each of the Parties hereby waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking.

16.2                     Amendments and Waivers

16.2.1            No amendment to this Agreement shall be effective unless it is made in writing and signed by all Parties or their duly authorised representatives.

16.2.2            Except as otherwise provided herein, no failure or delay of a Party to exercise any right or remedy under this Agreement shall be considered as a waiver of such right or remedy, or any other right or remedy under this Agreement, nor shall any partial exercise of any right or remedy under this Agreement preclude any further exercise thereof or the exercise of any other right or remedy under this Agreement.

16.2.3            Except as otherwise provided herein, no waiver shall be effective unless it is given in writing and signed by the Party that gives the waiver or its duly authorised representative(s).

16.3                     Notices

16.3.1            Any notice in connection with this Agreement must be in writing in English and shall be validly given with respect to each Party if:

(i)                                  delivered by hand (with written confirmation of receipt) to the persons listed hereinafter;

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

(ii)                               sent by e-mail (with confirmation by registered mail or an internationally recognised courier company within three Business Days) to the e-mail addresses and postal addresses set out hereinafter; or

(iii)                            sent by registered mail or an internationally recognised courier company to the addresses set out hereinafter;

or to such other addressee, e-mail address or postal address as a Party may notify to the other Parties in accordance with this Clause 16.3.

If to the Seller:	Name:	TiGenix NV

	Address:	Romeinse Straat 12, box 2, 3001 Heverlee (Leuven), Belgium

	Attention:	Mr. Eduardo Bravo

	E-mail:	eduardo.bravo@tigenix.com

With a copy to:	[***]

If to the Purchaser:	Name:	PharmaCell B.V.

	Address:	Oxfordlaan 70, 6229EV Maastricht, the Netherlands

[***]:

With a copy to:	[***]

16.3.2            Any notice shall be effective upon receipt and shall be deemed to have been received:

(i)                                  at the time of delivery, if delivered by hand or a courier company;

(ii)                               on the next Business Day (in the place to which it is sent) if sent by e-mail (provided, however, that if no confirmation is received within three (3) Business Days, the notice shall be deemed to have been received on the date when such confirmation is actually received);

(iii)                            on the first Business Day following the date of posting if sent by registered mail, provided that both the sender and the addressee reside or have their registered office in either Belgium or the Netherlands; or

(iv)                           on the third Business Day (in the place to which it is sent) following the date of posting if sent by registered mail where either the sender or the addressee does not reside or have its registered office in Belgium or the Netherlands.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

16.4                     Interest on Overdue Amounts

Interest shall accrue automatically (without any formal notice to pay being required) on any overdue amount under this Agreement at the rate of two percent (2%) per year, calculated on the basis of a year of 365 days, from the due date up to the date of payment.

16.5                     Assignment of Rights and Obligations — Third Party Rights

16.5.1            Except as otherwise provided herein, no Party may assign all or part of its rights and obligations under this Agreement to any third party (through a sale, a contribution, a donation or any other transaction, including the sale or contribution of a division or of a business as a whole, a merger or a split) without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed). As long as such consent has not been obtained, the assigning Party shall continue to be liable for all obligations that it intended to assign (without prejudice to any other right or remedy that the other Parties may have for breach of this Clause 16.5.1).

16.5.2            However, notwithstanding the foregoing, any Party shall be allowed to assign all or part of its rights and obligations under this Agreement to any Affiliated Company, provided that such assignment is expressly stated to have effect only for so long as the assignee remains an Affiliated Company of the assigning Party.

16.5.3            Save as expressly otherwise stated, this Agreement does not contain any stipulation in favour of a third party (“derdenbeding”).

16.5.4            Subject to the assignment restrictions set out in this Clause 16.5, this Agreement is concluded for the benefit of the Parties and their respective successors and permitted assigns, and nothing herein is intended to or shall implicitly confer upon any other person any legal right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement, except to the extent expressly stated otherwise in this Agreement.

16.6                     Expenses

16.6.1            Each Party shall bear all costs and expenses incurred or to be incurred by it in connection with the negotiation, execution and performance of this Agreement.

16.6.2            The Purchaser bears the cost of all notarial fees and all registration, stamp and transfer taxes and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable as a result of the transactions contemplated by this Agreement. The Purchaser is responsible for arranging the payment of all such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment. The Purchaser shall indemnify the Seller against any Loss suffered by the Seller as a result of the Purchaser failing to comply with its respective obligations under this Clause 16.6.2.

16.7                     Dutch Notary

The Parties are aware that the Dutch Notary holds office with Linklaters LLP, the Seller’s legal adviser in connection with the transaction contemplated by this Agreement. The

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Parties hereby acknowledge that they have been informed of the existence of the Ordinance Containing Rules of Professional Conduct and Ethics (Verordening beroeps- en gedragsregels) of the Royal Professional Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie) and explicitly agree and acknowledge that:

16.7.1            Linklaters LLP may advise and act on behalf of the Seller with respect to this Agreement and the deed of transfer of the Shares, and any agreements or any disputes related to or resulting from this Agreement and/or the deed of transfer of the Shares;

16.7.2            the Dutch Notary shall execute the deed of transfer of the Shares pursuant to which the Shares will be transferred; and

16.7.3            the Dutch Notary shall act as “Depositary” under the Deposit Agreement.

16.8                     Severability

16.8.1            If any provision in this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, then such provision or part of it shall be deemed not to form part of this Agreement, and the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

16.8.2            In such case, each Party shall use its best efforts to immediately negotiate in good faith a valid replacement provision that is as close as possible to the original intention of the Parties and has the same or as similar as possible economic effect.

16.9                     Entire Agreement

16.9.1            This Agreement (together with the documents referred to herein) contains the entire agreement between the Parties with respect to its subject matter.

16.9.2            Without prejudice to Clause 14.4.1, it replaces and annuls all prior agreements, communications, offers, proposals or correspondence, oral or written, exchanged or concluded between the Parties (including the Term Sheet) relating to the same subject matter.

16.10              Waiver of Rescission, Nullification and Amendment

Each Party waives any right to wholly or partly dissolve (“ontbinden”) or nullify (“vernietigen”) this Agreement or to demand the whole or partial dissolution (“ontbinding”) or nullification (“vernietiging”) in legal proceedings thereof pursuant to Sections 6:265 through 6:272 of the Dutch Civil Code and Section 6:228 of the Dutch Civil Code respectively, and waives any right to request amendment of the legal consequences of this Agreement pursuant to Section 6:230, subsection 2, of the Dutch Civil Code.

16.11              Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the European part of the Netherlands.

16.12              Jurisdiction

Any and all disputes arising out of or in connection with this Agreement (including a dispute relating to non-contractual obligations arising out of or in connection with this Agreement)

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

shall be — unless any imperative rule of law dictates otherwise — submitted to the exclusive jurisdiction of the authorized court in the district Limburg, location Maastricht, the Netherlands without prejudice to the right of appeal and that of appeal to the Supreme Court.

16.13              Counterparts

This Agreement may be signed in counterparts, in the number of originals stated hereinafter on the signature page. When taken together, the counterparts signed by all Parties shall constitute one and the same instrument.

16.14              Proxy to initial the Agreement and the Schedules

The Seller hereby gives a power-of-attorney to Mrs. An Moonen, its legal counsel, to initial on its behalf the pages of this Agreement and the Schedules to this Agreement.

This Agreement has been signed on 23 January 2014, in two (2) originals (one for the Seller and one for the Purchaser).

Each Party acknowledges receipt of its own original of this Agreement.

TiGenix NV represented by:

/s/ Eduardo Bravo
Name:	Eduardo Bravo
Title:	CEO and attorney-in-fact

PharmaCell B.V. represented by:

/s/ Alexander Vos
Name:	Alexander Vos
Title:	CEO and attorney-in-fact

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Index of Schedules

Schedule (D)	Index of the Data Room
Schedule 1.1.1(i)	Closing Date Intra-group Indebtedness
Schedule 1.1.1(ii)	Closing Date Working Capital
Schedule 1.1.1(iii)	Draft CMO Contract
Schedule 1.1.3	Definition of Seller’s knowledge (list of persons)
Schedule 3.2.5	Format of Closing Accounts
Schedule 3.2.5(ii)	Valuation rules
Schedule 5.2.2	Dutch deed re: transfer of the Shares
Schedule 6.2.2	Deposit Agreement
Schedule 7.4	Form of resignation letter
Schedule 9	Purchaser’s Representations
Schedule 10	Seller’s Representations
Schedule 14.4.5.	Press release
Schedule 14.6.2	Logos

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Schedule (D): [***]

Schedule 1.1.1(i): [***]

Schedule 1.1.1(ii): [***]

Schedule 1.1.1(iii): [***]

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Schedule 1.1.3: [***]

Schedule 3.2.5: [***]

Schedule 3.2.5(ii): [***]

Schedule 5.2.2: [***]

Schedule 6.2.2: [***]

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Schedule 7.4: [***]

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Schedule 9: Purchaser’s Representations

The Purchaser’s Representations set out in this Schedule are subject to the satisfaction of the conditions precedent set out in Clause 4.1 of the Agreement, which shall therefore limit their contents and scope.

(i)                                  This Agreement has been duly executed by the Purchaser and constitutes valid and binding obligations of the Purchaser, which are enforceable in accordance with its terms.

(ii)                               The Purchaser has taken all necessary corporate actions to approve or authorize, the entering into, and the execution and performance of this Agreement.

(iii)                            The execution and performance of this Agreement and the consummation of the transactions contemplated by this Agreement (a) do not violate any judgment applicable to the Purchaser or any agreement, obligation, or covenant to which the Purchaser is subject or a party, and/or (b) do not require the Purchaser to obtain any consent or approval from any public authority or other third party in connection with this Agreement, other than such approval and consent to which a specific reference is made in this Agreement or any such approval or consent which has been obtained and/or (c) will not, on Closing, conflict with, or result in any violation of the articles of association, by-laws or other corporate governance documents of the Purchaser.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Schedule 10: Seller’s Representations

The Representations set out in this Schedule are subject to the matters referred to in Clause 10.3 of the Agreement (including the Data Room) and the satisfaction of the conditions precedent set out in Clause 4.1 of the Agreement, which shall therefore limit the contents and scope of the Representations.

1                                      Binding Effect of this Agreement

(i)                                   This Agreement has been duly executed by the Seller and constitutes valid and binding obligations of the Seller, which are enforceable in accordance with its terms.

(ii)                                The Seller has taken all necessary corporate actions to approve or authorize, the entering into, and the execution and performance of this Agreement.

(iii)                             The execution and performance of this Agreement and the consummation of the transactions contemplated by this Agreement (a) do not violate any judgment applicable to the Seller or any agreement, obligation, or covenant to which the Seller is subject or a party, and/or (b) do not require the Seller to obtain any consent or approval from any public authority or other third party in connection with this Agreement, other than such approval and consent to which a specific reference is made in this Agreement or any such approval or consent which has been obtained and/or (c) will not, on Closing, conflict with, or result in any violation of the articles of association, by-laws or other corporate governance documents of the Seller.

2                                      Corporate

2.1                            Existence and Organisation of the Target Company

(i)                                   The Target Company has been duly incorporated and is validly existing under the laws of the Netherlands.

(ii)                                The Shares constitute the whole share capital of the Target Company and have been fully paid up.

(iii)                             The Target Company has not been dissolved by any shareholders’ resolution or resolution of any other competent corporate body and no shareholders’ meeting or meeting of any other competent corporate body has been called for that purpose.

(iv)                            The Target Company has not been annulled or dissolved by any judicial decision. It has not been declared insolvent, bankrupt nor has it obtained a judicial restructuring.

2.2                            Ownership of and rights attached to the Shares

(i)                                   The Seller has full and exclusive ownership of the Shares.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

(ii)                                The Shares are free and clear of all pledges, security interests, usufructs or any other third party rights of any kind, except as provided for by law or the articles of association of the Target Company.

(iii)                             There are no restrictions affecting the rights attached to the Shares, other than those provided for by law or in the articles of association of the Target Company.

2.3                            Free Transferability of the Shares

Except as set out in the articles of association of the Target Company, the Shares are freely transferable and no shareholder or third party may exercise any right of first refusal in connection with the sale of the Shares to the Purchaser, or any call option on all or part of the Shares or any similar right.

3                                      Annual Accounts

(i)                                   The Annual Accounts were prepared in accordance with the law and regulations and generally accepted accounting principles of the Netherlands as applicable at the date as of which the Annual Accounts have been drawn up;

(ii)                                The Annual Accounts give a fair view of the assets, financial condition and results of the Target Company as per the date of the Annual Accounts;

(iii)                             The rate of depreciation adopted in the Annual Accounts is sufficient for each of the fixed assets of the Target Company to be written down to nil by the end of its expected useful life.

(iv)                            The stock of trade goods included in the Annual Accounts is valued on the basis of last known purchase prices.

(v)                               The method of valuing stock and the basis of depreciation and amortisation adopted in the Annual Accounts were the same as those adopted in the annual accounts for the two preceding financial years.

(vi)                            All dividends and distributions declared, made or paid by the Target Company at any time were, when declared, made or paid, in accordance with the requirements of general law and the articles of association of the Target Company.

4                                      Absence of Changes since the Date of the Annual Accounts 2012

Between the date of the Annual Accounts 2012 and the date of the Agreement:

(i)                                   the Target Company has not declared or paid any dividends or otherwise agreed to distribute any funds to any of its directors, shareholders or other securities holders;

(ii)                                the Target Company has not entered into any transaction or carried on any business outside the ordinary course of business;

(iii)                             the Target Company has not acquired or disposed of any material asset, except within the scope of its daily management or the ordinary course of business;

(iv)                            no unusual trade discounts or other unusual special terms have been incorporated into any contract entered into by the Target Company;

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

(v)                               in the Target Company there has been no material increase or decrease in the levels of debtors or creditors or in the average collection or payment periods for the debtors and creditors respectively;

(vi)                            the Target Company has not incurred borrowings or indebtedness other than intra-group borrowings or indebtedness vis-à-vis the Seller or its Affiliates and the Target Company has not entered into any agreement or arrangement which establishes any guarantee, indemnity, suretyship, form of comfort or support (whether or not legally binding) given by the Target Company in respect of the obligations or solvency of any third party;

(vii)                         there has been no interruption or alteration in the nature, scope or manner of the Target Company’s business which business has been carried out in the ordinary and usual course of business in accordance with past practice;

(viii)                      the Target Company has not dismissed any employee and the Target Company is under no contractual obligation to change the terms of service of any employee.

(ix)                            there has been no change to the Target Company’s accounting policies or valuation rules.

5                                      Assets

(i)                                   All of the assets owned by the Target Company are the sole, absolute property of the Target Company and there is not outstanding any Encumbrance over the whole or any part of assets owned by the Target Company.

(ii)                                Without prejudice to Clause 7.6, the assets of the Target Company and the facilities and services to which the Target Company has an ownership or contractual right include all rights, properties, assets, facilities and services necessary for the carrying on of the business of the Target Company in the manner in which it is carried on as per the date of this Agreement.

(iii)                             All the plant, machinery, equipment and vehicles used by the Target Company in the conduct of its business:

(a)                              are, subject to normal wear and tear, in a good and safe state of repair and condition, are in good working order and have been regularly and properly maintained in accordance with the appropriate and material technical specifications, material safety regulations and the material terms and conditions of any applicable agreement;

(b)                              are capable of performing properly the function for which they are currently used; and

(c)                               are, to the Sellers’ knowledge, not obsolete or in need of renewal or expected to require replacement or repair within the six months following the date of this Agreement save as in the ordinary course of business.

(iv)                            None of the plant, machinery, equipment and vehicles included in the Annual Accounts 2012 has been sold or disposed.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

(v)                               The stock held by the Target Company is not excessive and is adequate in relation to the current trading requirements of the Target Company. None of that stock is obsolete, unusable, unmarketable or inappropriate to the current business of the Target Company and is all capable of being sold or used by the Target Company in the ordinary course of its business.

6                                      Taxes

(i)                                   The Target Company has filed with all competent Tax authorities all Tax returns and other documents that are required to be filed by it or to be made available in respect of all Taxes.

(ii)                                To the Seller’s knowledge, no audit or investigation with respect to Tax matters of the Target Company by any Tax authority is ongoing and the Seller has not been informed in writing by a Tax authority that it intends to conduct any such audit or investigation.

(iii)                             The Target Company is not a party to any agreement or arrangement with any Tax authority extending the period for the filing of any Tax return, or for the assessment or payment of any Taxes.

(iv)                            No dispute between the Target Company and the Tax authorities is ongoing.

(v)                               All Taxes which are due with respect to the Target Company have been timely paid or, where applicable, deducted, withheld or collected by it, except Taxes disputed in good faith and for which adequate reserves have been established.

7                                     Material Agreements

(i)                                   For the purposes of this Section 7 of this Schedule 10, an agreement shall be deemed to be a “Material Agreement” if (a) it involves a liability (of any nature whatsoever) for the Target Company in excess of twenty-five thousand euro (EUR 25,000) in aggregate, or (b) it is not capable of being terminated by the Target Company without compensation at any time with less than twelve (12) months’ notice.

(ii)                                To the Seller’s knowledge all Material Agreements are in full force and effect (subject to any applicable insolvency laws).

(iii)                             To the Seller’s knowledge, the Target Company has complied with the terms and conditions of the Material Agreements, except for such non-compliance that cannot reasonably be expected to have a material adverse effect on the Target Company.

(iv)                            The execution of and compliance with the terms of this Agreement will not conflict with or result in a breach of the terms of any existing agreement, arrangement or instrument binding on the Target Company, including the lease agreement of the facility.

8                                      Government Permits

(i)                                   The Target Company has obtained all material permits, licences, consents, approvals, registrations and authorisations that are required under any applicable

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

law to permit the Target Company to conduct its current business and to use its respective assets and property (the “Government Permits”). The Government Permits include at least:

•                                       the GMP certificate;

•                                       the manufacturing license (fabrikantenvergunning); and

•                                       the tissue establishment licence (erkenning als weefselinstelling).

(ii)                                The Target Company has not received any written notice from any public authority or other third party regarding any material violation of the terms of any Government Permit by the Target Company.

(iii)                             The Government Permits are in full force and effect, are not subject to any unusual conditions and have been complied with in all material respects.

(iv)                            To the Seller’s knowledge, as per the date of this Agreement there are no circumstances which indicate that any of the Government Permits will or are likely to be suspended, cancelled or revoked or not renewed, in whole or in part, in the ordinary course of events (whether as a result of the acquisition of the Shares by the Purchaser or otherwise).

(v)                               Since its incorporation, the Target Company has complied in all material respects with all applicable fire safety rules.

9                                      Environmental

(i)                                   For the purposes of this Section 9 of this Schedule 10:

“Environmental Laws” means all applicable laws, statutes and regulations concerning the protection of the environment or the generation, transportation, storage, treatment or disposal of Hazardous Substances.

“Hazardous Substance” means any natural or artificial substance which is likely to cause significant damage to the environment.

(ii)                                The Target Company has not received a written notice that it is in violation of any Environmental Laws.

(iii)                             The Target Company is not under the obligation to carry out any clean-up work or other remedial work with respect to any of the properties owned, leased or otherwise used by it.

10                               Properties

(i)                                   The Data Room contains a reference to all real property owned, leased or otherwise used by the Target Company.

(ii)                                The properties referred to in the Data Room are the only premises owned, controlled, used or occupied by the Target Company in connection with its existing business. There are no material disputes affecting any of such properties in which the Target Company is involved.

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

11                               Employment Matters

For the purpose of Sections 11 and 12 of this Schedule 10 the following words and expressions shall have the following meanings:

“Employees” means the persons employed by the Target Company on the basis of an employment contract with the Target Company;

“Employment Law” means all and any laws relating to or connected with the employment of employees and/or their health and safety at work;

“Employed Person” means any past or present officer or employee of the Target Company, including any person who is on secondment overseas; and

“Pension Arrangements” means each of the pension, retirement gratuity and termination indemnity schemes, plans or arrangements set out in the Data Room under documents numbered 6.1.3 to and including 6.1.16 (including all sub-numbers in this range).

(i)                                   As per 16 January 2014, the Target Company has no Employees other than listed under document number 6.5.37 of the Data Room, which also contains an overview of the age, functions, salaries and date of commencement of employment of Employees of the Target Company.

(ii)                                The Data Room contains details of (a) all remuneration and emoluments (including any bonus or commission entitlements or study commitments or car lease) payable and any other benefits (including, for the avoidance of doubt, permanent health insurance) provided by the Target company or which the Target Company is bound to provide to all Employees, together with the terms on which such remuneration emoluments and benefits are payable; and (b) any other material terms and conditions of employment or engagement of such persons.

(iii)                             There is no dispute between the Target Company and any trade union, employees’ representatives body or other organisation formed for a similar purpose representing any Target Company employee existing or pending.

(iv)                            Save as set out in the Data Room, there is no collective agreement (other than national or industry wide collective agreements) or other arrangement to which the Target Company is a party. The Target Company does not have a works council.

(v)                               The Target Company has not been notified in writing of any pending governmental investigations relating to employment matters before or by any commission, inspection or other administrative or governmental authority involving the Target Company.

(vi)                            There are no pending or, to the Seller’s knowledge, threatened claims of any type against the Target Company by any existing or former Employees or directors of the Target Company or by any existing or former consultants of the Target Company. More specifically no claim has been made against the Target Company for:

(a)                              breach of any contract of employment with any of its employees;

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

(b)                              breach of a statutory employment right; or

(c)                               failure to comply with any order for the reinstatement or re-engagement of any of its current or former employees.

(vii)                         The Target Company has not breached any obligations imposed on it by Employment Law or any relevant collective agreements, recognition agreements and any employment contract applying to the Target Company, except for such non-compliance that cannot reasonably be expected to have a material adverse effect on the Target Company.

(viii)                      All bonus entitlement of the Employees over 2013, and earlier, accrued before the Closing Date are paid or will be paid by the Target Company prior to the Closing Date or will be provided for in the Closing Accounts.

(ix)                            As per the date of this Agreement, there are no Employees reported on long term illness leave (langdurig ziek) save as set forth under document numbers 6.5.24 and 6.5.37 of the Data Room.

(x)                               The Target Company is not involved in negotiations (whether with Employees or any trade union or other employees’ representatives) to vary the terms and conditions of employment or engagement of any of its Employees or consultants, nor has it made any representations, promises, offers or proposals to any of its Employees or consultants or to any trade union or other employees’ representatives concerning or affecting the terms and conditions of employment or engagement of any of its Employees or consultants.

(xi)                            The Target Company has not granted any incentive scheme, share option scheme (other than warrants issued by the Seller) or profit sharing or commission scheme to any of its Employees.

(xii)                         No Employee has resigned in the last three months preceding the date of this Agreement, nor has the Target Company received any notice of resignation from any Employee that has not expired on the date of this Agreement.

(xiii)                      The Target Company has discharged its obligations in full in relation to salary, wages, fees, commission, bonuses, overtime pay, holiday pay, sick pay and all other benefits and emoluments due and payable relating to its Employees, directors and consultants in respect of all periods preceding the date of this Agreement.

(xiv)                     As per the date of this Agreement no circumstances have arisen under which the Target Company is likely to be required to pay damages for wrongful dismissal or breach of contract, to make any contractual or statutory redundancy payment or make or pay any compensation in respect of unfair dismissal or to reinstate or re-engage any former Employee.

12                               Pensions

(i)                                   Other than any mandatory government or social security pension arrangements and the Pension Arrangements, there is no scheme, arrangement or agreement to

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

which the Target Company is a party or by which it is bound or under which it has an obligation or liability (whether actual, contingent or prospective) to contribute or to provide funding for the provision of life assurance, retirement, death, disability or other similar benefits (in the form of a pension, lump sum, gratuity or otherwise) in respect of any Employed Person.

(ii)                                Details of the estimates of all benefits payable or contingently payable in respect of all Employed Persons under each of the Pension Arrangements, including any augmentations of benefits and details of any additional undertakings with regard to the provision of such benefits, have been disclosed.

(iii)                             The Target Company has complied with its obligations under the governing documentation of the relevant Pension Arrangement, except for such non-compliance that cannot reasonably be expected to have a material adverse effect on the Target Company.

(iv)                            Each of the Pension Arrangements complies with and has at all times complied with the provisions of the relevant legislation and Tax requirements governing or applicable to that Pension Arrangement, except for such non-compliance that cannot reasonably be expected to have a material adverse effect on the Target Company.

(v)                               Each of the Pension Arrangements which are pre-funded (whether by means of a book reserve or otherwise) have been funded to the extent recommended by the relevant actuarial person appointed in respect of the Pension Arrangement.

(vi)                            All amounts due and payable in respect of each of the Pension Arrangements or to any insurance company or other relevant third party in connection with each of the Pension Arrangements have been paid.

13                               Insurance Policies

(i)                                   To the Seller’s knowledge, all insurance policies contracted by the Target Company are in full force and effect.

(ii)                                Without prejudice to Clause 7.5 of this Agreement, all material assets of an insurable nature owned by the Target Company on the Closing Date are adequately insured against fire and other risks customarily insured against by companies conducting a business similar to the business conducted by the Target Company.

(iii)                             No notification has been received with regard to the non-renewal of any insurance policy contracted by the Target Company or continuation or renewal on less favourable terms and conditions.

14                               Intellectual Property

(i)                                   For the purposes of this Section 14 “Intellectual Property” means all intellectual property rights, whether protected, created or arising under the laws of the Netherlands or any other jurisdiction anywhere in the world, including:

(a)                              patent registrations and applications;

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

(b)                              design registrations, unregistered design rights and design application;

(c)                               copyright registrations, non-registered copyrights and applications;

(d)                              registrations of and applications for trade names, trademarks, service names and service marks;

(e)                               technology; and

(f)                                domain names.

(ii)                                Except for the logos, names and any derivatives thereof referred to in Clause 14.6 of the Agreement, to the Seller’s knowledge, the Target Company owns or has the right to use all Intellectual Property currently used for the operation of its business.

(iii)                             To the Seller’s knowledge the Target Company has not received any formal notice alleging that it infringes any Intellectual Property rights of third parties in the course of its business.

15                               Litigation

To the Seller’s knowledge and except as claimant in the collection of debt arising in the ordinary course of business,  no material lawsuit, arbitration, administrative proceedings or other legal proceedings involving the Target Company is pending before any court, arbitral tribunal or any other competent authority.

16                               Information

(i)                                   The Data Room has been prepared by the Seller in good faith and the information contained in the Data Room is true and accurate.

(ii)                                To the Seller’s knowledge, on the date of this Agreement there is no fact that would be materially relevant to a professional and experienced person interested in purchasing the Shares, which has not been disclosed to the Purchaser in this Agreement, in the Data Room, or during the site visits, expert sessions or Q&A process and which, if it had been disclosed, can reasonably be expected to cause such person not to proceed with purchasing the Shares.

Schedule 14.4.5: [***]

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Schedule 14.6.2:

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

Table of Contents

1	Definitions and Interpretation	2

1.1	Definitions	2
1.2	Interpretation	5

2	Sale and Purchase	6

2.1	The Shares	6

3	Purchase Price	7

3.1	Aggregate Amount of the Purchase Price	7
3.2	Post-Closing Purchase Price Adjustment	7
3.3	Payment of the Purchase Price	11
3.4	Bank guarantee	12

4	Conditions Precedent	12

4.1	General Principles	12
4.2	Best Efforts concerning the Satisfaction of the Conditions Precedent	12
4.3	Non-Satisfaction	13

5	Closing	13

5.1	Date and Place	13
5.2	Seller’s Closing Obligations	13
5.3	Purchaser’s Closing Obligations	14
5.4	Waiver of Closing Obligations	14
5.5	Breach of Closing Obligations	14

6	Undertakings of all Parties prior to or at the Closing Date	15

6.1	Filings with Public Authorities	15
6.2	Other Agreements	15

7	Undertakings of the Seller prior to or at the Closing Date	16

7.1	Collaboration	16
7.2	Operation of the Business	16
7.3	Restrictions on the Seller and the Target Company	16
7.4	Directors’ Resignation	17
7.5	Replacement of insurance coverage	17
7.6	Intra-group services	17
7.7	Intragroup indebtedness	18
7.8	Release of guarantees	18
7.9	Annual Accounts 2013	18

8	Undertakings of the Purchaser prior to or at the Closing Date	18

8.1	General Meeting of the Target Company	18
8.2	Release of Seller’s Guarantee for the benefit of [***]	18

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

9	Purchaser’s Representations	18

10	Seller’s Representations	19

10.1	General Principles	19
10.2	Non Conformity	19
10.3	Seller’s Disclosures	19
10.4	Updating of Representations to Closing	21
10.5	Purchaser’s Knowledge of certain Matters	21
10.6	Notification by the Purchaser of Breaches of Representations	21

11	Indemnification	22

11.1	General Principle	22
11.2	Double Claims	22
11.3	Nature of any Payment to the Purchaser	22
11.4	No Assignment of Indemnification Rights to any Subsequent Transferee of the Shares	22
11.5	Specific Indemnities	22

12	Limitation of Seller’s Liability	23

12.1	Time Limitations	23
12.2	Minimum Claims	24
12.3	Aggregate Minimum Claims	24
12.4	Maximum Liability	24
12.5	Contingent Liabilities	24
12.6	Adjustment of the Purchase Price	24
12.7	Tax Savings arising from the Losses	25
12.8	Insurance Proceeds and Other Recoveries from Third Parties	25
12.9	Matters Arising Subsequent to this Agreement	26
12.10	Fraud	26
12.11	Mitigation of Losses	26

13	Claims by the Purchaser	27

13.1	Notification of Claims	27
13.2	Third Party Claims	27
13.3	Seller’s Access to the Target Company	28
13.4	Notification of Seller’s Objections	29
13.5	Disagreement on a Claim	29
13.6	Payment by the Seller	29

14	Undertakings of the Parties Extending after the Closing Date	29

14.1	Payment of Intra-group Indebtedness by the Target Company	29
14.2	Payment of the Second Tranche	29
14.3	Further Assurances	30
14.4	Confidentiality and Announcements	30
14.5	Tax Returns regarding Pre-Closing Date Tax Return Periods	31
14.6	Use of the name “TiGenix”	31
14.7	Standstill	32
14.8	Reorganisation	32

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

15	Termination	32

15.1	Termination Events	32
15.2	Consequences of a Failure to Terminate this Agreement	32
15.3	Effect of Termination	33

16	Miscellaneous	33

16.1	Rights and Remedies of the Parties	33
16.2	Amendments and Waivers	33
16.3	Notices	33
16.4	Interest on Overdue Amounts	35
16.5	Assignment of Rights and Obligations — Third Party Rights	35
16.6	Expenses	35
16.7	Dutch Notary	35
16.8	Severability	36
16.9	Entire Agreement	36
16.10	Waiver of Rescission, Nullification and Amendment	36
16.11	Governing Law	36
16.12	Jurisdiction	36
16.13	Counterparts	37
16.14	Proxy to initial the Agreement and the Schedules	37

Index of Schedules		38

Schedule 1.1.1(i): Closing Date Intra-Group Indebtedness		39

Schedule 1.1.1(ii): Closing Date Working Capital		39

Schedule 1.1.3: Definition of Seller’s Knowledge (list of persons)		40

Schedule 7.4: Form of Resignation Letter		41

Schedule 9: Purchaser’s Representations		42

Schedule 10: Seller’s Representations		43

1	Binding Effect of this Agreement	43

2	Corporate	43

2.1	Existence and Organisation of the Target Company	43
2.2	Ownership of and rights attached to the Shares	43
2.3	Free Transferability of the Shares	44

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.

3	Annual Accounts	44

4	Absence of Changes since the Date of the Annual Accounts 2012	44

5	Assets	45

6	Taxes	46

7	Material Agreements	46

8	Government Permits	46

9	Environmental	47

10	Properties	47

11	Employment Matters	48

12	Pensions	49

13	Insurance Policies	50

14	Intellectual Property	50

15	Litigation	51

16	Information	51

Schedule 14.6.2: Logos		52

Table of Contents		53

[***] Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to omitted portions.